UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PulteGroup, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PULTEGROUP, INC.

3350 Peachtree Road NE, Suite 150

Atlanta, Georgia 30326

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold our annual meeting of shareholders at the Grand Hyatt Atlanta, 3300 Peachtree Road NE, Atlanta, Georgia, on May 6, 2015, at 4:00 p.m., Eastern Time. At this meeting, shareholders will vote on:

•	The election of the nine nominees for director named in this Proxy Statement to serve a term of one year.

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	An advisory vote to approve executive compensation.

•	One shareholder proposal, if properly presented at the meeting.

•	Such other business as may properly come before the meeting.

You can vote if you were a shareholder of record at the close of business on March 12, 2015.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials to our shareholders over the internet. We believe this e-proxy process expedites shareholders’ receipt of proxy materials and reduces the costs and environmental impact of our annual meeting of shareholders. On March 25, 2015, we will begin mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting (“Notice”) to our shareholders containing instructions on how to access this Proxy Statement and our 2014 Annual Report on Form 10-K and vote online, as well as instructions on how to receive paper copies of these documents for shareholders who so elect.

We encourage you to vote promptly, whether or not you plan to attend the meeting. You may instruct us as to how you would like your shares to be voted via the internet or telephone. If you received a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice and proxy card.

By Order of the Board of Directors

STEVEN M. COOK

Senior Vice President, General Counsel

and Secretary

Atlanta, Georgia

March 25, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2015.

The Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders and the Annual Report on Form 10-K to Shareholders for the fiscal year ended December 31, 2014 are available at: www.proxyvote.com.

PROXY STATEMENT

The Board of Directors of PulteGroup, Inc. (“PulteGroup” or the “Company”) is soliciting proxies to be used at the annual meeting of shareholders to be held on May 6, 2015, at 4:00 p.m., Eastern Time, at the Grand Hyatt Atlanta, 3300 Peachtree Road NE, Atlanta, Georgia. In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and the Company’s Annual Report on Form 10-K (“Annual Report”) available to our shareholders electronically via the internet. In addition, the Company is using the SEC’s Notice and Access Rules to provide shareholders with more options for receipt of these materials. Accordingly, on or about March 25, 2015, the Company will be mailing a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting (the “Notice”) to our shareholders containing instructions on how to access this Proxy Statement and the Company’s Annual Report on the internet, how to vote online or by telephone, and how to receive paper copies of the documents and a proxy card.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIAL AND THE ANNUAL MEETING:

What am I voting on?

You are voting on four proposals:

1.	The election of the nine nominees for director named in this Proxy Statement to serve a term of one year.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

3.	An advisory vote to approve executive compensation.

4.	A shareholder proposal regarding the use of performance-based options, if properly presented at the meeting.

What are the voting recommendations of the Board?

The Board of Directors recommends the following votes:

•	FOR the election of the nine nominees for director named in this Proxy Statement.

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	FOR the proposal relating to the Company’s executive compensation.

•	AGAINST the shareholder proposal regarding the use of performance-based options.

Will any other matter be voted on?

We are not aware of any other matters on which you will be asked to vote at the meeting. If you authorize a proxy to vote your shares and any other matter is properly brought before the meeting, Richard J. Dugas, Jr. and Steven M. Cook, acting as your proxies, will vote for you in their discretion.

How do I vote my shares?

If you are a shareholder of record as of the close of business on March 12, 2015 (the record date), you can give a proxy to be voted at the meeting either:

•	if you received your proxy materials by mail, by mailing in the enclosed proxy card;

•	by written ballot at the meeting;

•	over the telephone by calling a toll-free number; or

•	electronically, using the internet.

If you complete and mail in your proxy card, your shares will be voted as you indicate. If you do not indicate your voting preferences, Richard J. Dugas, Jr. and Steven M. Cook, acting as your proxies, will vote your shares FOR Items 1, 2 and 3 and AGAINST Item 4.

The telephone and internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the instructions on the Notice or proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has provided or will provide voting instructions for you to use in directing the broker or nominee on how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

Can I change my vote?

Yes. You can change your vote or revoke your proxy before the meeting in any of three ways:

•	by submitting another proxy by telephone, via the internet or by mail that is later dated and, if by mail, that is properly signed;

•	by submitting written notice to the Secretary of the Company, which notice must be received by the Company by 5:00 p.m., Eastern Time, on May 5, 2015; or

•	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

The nine director nominees receiving the greatest number of votes will be elected. The service of such directors will be subject to the Corporate Governance Guidelines of the Company. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the advisory vote to approve executive compensation and the shareholder proposal each require the affirmative vote of a majority of the votes cast at the meeting. Although the advisory vote to approve executive compensation is non-binding, the Board of Directors will review the results of the vote and will take them into account in making a determination concerning executive compensation.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as the independent tabulator to receive and tabulate the proxies.

What does it mean if I get more than one Notice or proxy card?

It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. To facilitate this preference, you should contact your bank, broker, or intermediary where you would like the shares to be consolidated. They can assist you in the process of consolidating your accounts.

Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, the Company is required to provide access to its proxy materials via the internet and has elected to use the SEC’s Notice and Access Rules for soliciting proxies. Accordingly, the Company is sending a Notice to all of its shareholders as of the record date. All shareholders may access the Company’s proxy materials on the website referred to in the Notice. Shareholders may also request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials via the internet and how to request a printed copy can be found in the Notice. Additionally, by following the instructions in the Notice, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can attend the annual meeting?

All shareholders of record as of the close of business on March 12, 2015 can attend. Registration will begin at 3:30 p.m., Eastern Time. Institutional or entity shareholders are allowed to bring one representative. Attendance at the meeting will be on a first-come, first-served basis, upon arrival at the meeting.

What do I need to do to attend the annual meeting?

You should plan to arrive at the Grand Hyatt Atlanta, 3300 Peachtree Road NE, Atlanta, Georgia, on May 6, 2015 by 3:30 p.m., Eastern Time. Upon your arrival, please follow the signs to the registration desk where you will register for the meeting.

An admission ticket (or other proof of stock ownership) and a government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Representatives of PulteGroup will be present at the registration desk to review and determine the validity of such documentation. Only shareholders who own PulteGroup common shares as of the close of business on March 12, 2015 will be entitled to attend the meeting. An admission ticket or recent bank or brokerage statement will serve as verification of your ownership.

•	If your PulteGroup shares are registered in your name and you receive your proxy materials by mail, an admission ticket will be attached to your proxy card.

•	If your PulteGroup shares are registered in your name and you vote your shares electronically over the internet, you may access and print an admission ticket after voting such shares.

•

If your PulteGroup shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned PulteGroup shares on March 12, 2015.

For your comfort and security, no cameras (including cell phones and tablet devices with built-in cameras), recording devices or other electronic devices, packages, signage or costumes will be permitted in the meeting room. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door. Attendees (including their personal belongings) will be subject to security inspections.

What is the quorum requirement of the annual meeting?

On March 12, 2015, there were 366,346,507 shares issued and outstanding. A majority of the shares outstanding and entitled to vote at a meeting on March 12, 2015 constitutes a quorum for voting at the meeting. If your shares are present in person or by proxy, your shares will be part of the quorum. Each share you owned on the record date shall be entitled to one vote.

How will abstentions be treated?

Abstentions will be counted as shares present at the meeting for purposes of determining whether a quorum exists. You may not abstain with respect to the election of directors. With respect to the proposals to ratify the appointment of Ernst & Young LLP, the advisory vote to approve executive compensation and with respect to the shareholder proposal, an abstention will not be counted as a vote cast and therefore will have no effect on whether the proposal is approved.

How will broker non-votes be treated?

Broker non-votes will be treated in the same manner, and have the same effect, as abstentions. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. Brokers will lack discretionary voting authority with respect to the election of directors, the advisory vote to approve executive compensation and with respect to the shareholder proposal. Brokers will not lack discretionary voting authority with respect to the proposal to ratify the appointment of Ernst & Young LLP.

BENEFICIAL SECURITY OWNERSHIP

The table below shows the number of our common shares beneficially owned as of March 12, 2015 by each of our directors and each of our executive officers named in the Summary Compensation Table on page 44, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options exercisable within 60 days after March 12, 2015, restricted shares and our common shares held in our 401(k) Plan.

Directors and Named Executive Officers	Shares(1)		Exercisable Stock Options(10)	Percentage of Outstanding Shares
Brian P. Anderson	80,553	(2)	40,000	*
Bryce Blair	77,313	(3)	0	*
Richard J. Dugas, Jr.	1,084,246	(4)	1,420,000	*
James R. Ellinghausen	338,425	(5)	477,500	*
Thomas J. Folliard	46,600		0	*
Cheryl W. Grisé	8,200		14,000	*
André J. Hawaux	22,866		0	*
Debra J. Kelly-Ennis	86,008	(6)	44,000	*
Ryan R. Marshall	55,739	(7)	37,500	*
Patrick J. O’Leary	83,687		40,000	*
Robert O’Shaughnessy	192,713	(8)	0	*
James J. Postl	105,932		0	*
Harmon D. Smith	212,793	(9)	45,000	*
All Directors and Executive Officers as a group (15), including the above	2,620,728		2,400,125	1.37%

*	Less than 1%.

Notes:

(1)	All directors and executive officers listed in this table have sole voting and investment power over the shares they beneficially own, except as otherwise noted below.

(2)	Includes 3,000 shares that Mr. Anderson owns jointly with his wife.

(3)	Mr. Blair owns these shares jointly with his wife.

(4)	Includes (i) 69,800 shares that Mr. Dugas owns jointly with his wife; (ii) 841,514 shares owned in a trust of which Mr. Dugas is the trustee and beneficiary; (iii) 40,612 shares owned in a trust of which Mr. Dugas is a beneficiary; (iv) 114,069 restricted shares that are scheduled to vest on February 6, 2016; (v) 18,036 shares held in our 401(k) Plan; (vi) 9 shares that are held in an Individual Retirement Account; and (vii) 206 shares held by his wife in an Individual Retirement Account.

(5)	Includes (i) 302,937 shares owned in a trust of which Mr. Ellinghausen is the trustee and beneficiary and (ii) 35,488 restricted shares that are scheduled to vest on February 6, 2016.

(6)	Includes (i) 84,806 shares that are owned in a trust of which Ms. Kelly-Ennis is a trustee and a beneficiary and (ii) 1,200 shares that are held in an Individual Retirement Account.

(7)	Includes (i) 12,675 restricted shares that are scheduled to vest on February 6, 2016 and (ii) 2,330 shares held in our 401(k) Plan.

(8)	Includes 39,291 restricted shares that are scheduled to vest on February 6, 2016.

(9)	Includes (i) 25,349 restricted shares that are scheduled to vest on February 6, 2016 and (ii) 13,404 shares held in our 401(k) Plan.

(10)	These are shares which the listed director or executive officer has the right to acquire within 60 days of March 12, 2015 pursuant to PulteGroup’s stock option plans.

Beneficial Ownership of Significant Shareholders

The following table provides information regarding security holders that beneficially own more than 5% of all outstanding PulteGroup common shares:

Name and Address of Beneficial Owner	Beneficial Ownership of Common Shares	Percentage of Outstanding Common Shares on March 12, 2015
William J. Pulte	30,830,239(1)	8.42%
6515 Thomas Jefferson Court Naples, FL 34108
BlackRock, Inc.	27,569,073(2)	7.53%
55 East 52nd Street New York, NY 10022
The Vanguard Group	24,654,044(3)	6.73%
100 Vanguard Blvd. Malvern, PA 19355
Wellington Management Group LLP	20,023,411(4)	5.47%
280 Congress Street Boston, MA 02210

Notes:

(1)	This information is derived from a Schedule 13D/A filed by Mr. Pulte on September 24, 2014. According to the Schedule 13D/A, Mr. Pulte had sole power to vote or direct the vote of 30,830,239 shares, sole power to dispose of or direct the disposition of 12,850,639 shares, shared power to vote or direct the vote of no shares, and shared power to dispose of or direct the disposition of 17,979,600 shares.

(2)	This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on January 26, 2015. According to the Schedule 13G/A, BlackRock, Inc. had sole power to vote or direct the vote of 24,500,242, sole power to dispose of or direct the disposition of 27,569,073 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.

(3)	This information is derived from a Schedule 13G/A filed by The Vanguard Group on February 10, 2015. According to the Schedule 13G, The Vanguard Group had sole power to vote or direct the vote of 591,525 shares, sole power to dispose of or direct the disposition of 24,094,626 shares, shared power to vote or direct the vote of no shares and shared power to dispose of or direct the disposition of 559,418 shares.

(4)	This information is derived from a Schedule 13G filed by Wellington Management Group LLP on February 12, 2015. According to the Schedule 13G, Wellington Management Group LLP had sole power to vote or direct the vote of, and sole power to dispose of or direct the disposition of, no shares, shared power to vote or direct the vote of 15,106,299 shares and shared power to dispose of or direct the disposition of 20,023,411 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC indicating the number of our common shares that they beneficially owned when they became a director or executive officer and, after that, any changes in their beneficial ownership of our common shares. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have reviewed the copies of these reports that we have received and have also received and reviewed written representations of the accuracy of these reports from these individuals. Persons who own more than 10% of our common shares must also file reports with the SEC.

Based on these reports and representations, PulteGroup believes that during 2014 our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) reporting requirements, except that Richard J. Dugas, Jr., our Chairman, President and Chief Executive Officer, filed a late Form 5 on February 27, 2014 to report a gift of PulteGroup common shares on April 29, 2013.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Restated Articles of Incorporation, as amended, require that we have at least three, but no more than 15, directors. The exact number of directors is set by the Board of Directors and is currently nine. All directors will be elected on an annual basis for one-year terms. The nine directors comprising the Board of Directors, all of whose terms are expiring at the 2015 annual meeting, are Brian P. Anderson, Bryce Blair, Richard J. Dugas, Jr., Thomas J. Folliard, Cheryl W. Grisé, André J. Hawaux, Debra J. Kelly-Ennis, Patrick J. O’Leary and James J. Postl. These nine directors are the nominees to serve a one-year term expiring at the 2016 annual meeting and each has agreed to serve the one-year term for which they have been nominated, if elected. Please see below for a description of the occupations and recent business experience of all director nominees. In addition, the specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that each of the director nominees should serve as a director of the Company are included in the descriptions below.

The Corporate Governance Guidelines of the Company provide that any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” his or her election at the annual meeting (“Majority Withheld Vote”) will promptly tender his or her resignation from the Board of Directors. The Nominating and Governance Committee, which is comprised exclusively of independent directors, will consider the resignation and recommend to the Board of Directors whether to accept the tendered resignation or reject it. The Board of Directors will act upon the Nominating and Governance Committee’s recommendation no later than the first regularly scheduled meeting of the Board of Directors following certification of the Majority Withheld Vote. The action taken by the Board of Directors will be publicly disclosed in a report filed with the SEC and may include, without limitation, acceptance or rejection of the tendered resignation or adoption of measures designed to address the issues underlying the Majority Withheld Vote. The foregoing description is qualified in its entirety by reference to our Corporate Governance Guidelines, which are available for viewing on our website at www.pultegroupinc.com.

Nominees to Serve a One-Year Term Expiring at the 2016 Annual Meeting
Brian P. Anderson

Age:	64

Director since:	2005

Principal Occupation:	Former Chief Financial Officer of OfficeMax Incorporated

Recent Business Experience:	Mr. Anderson is the former Executive Vice President of Finance and Chief Financial Officer of OfficeMax Incorporated, a distributor of business-to-business and retail office products. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International Inc., a global diversified medical products and services company, a position he assumed in 1998.

Outside Directorships (Last Five Years):	Mr. Anderson currently serves as a member of the board of directors of W.W. Grainger, Inc., A.M. Castle & Co. (Chairman) and James Hardie Industries.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Anderson should serve as a director in light of our business and structure include his significant experience as a chief financial officer of two large multinational companies and as a director of several large public companies. In addition, he has held finance positions including corporate controller and vice president of audit and was an audit partner at an international public accounting firm. Mr. Anderson has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment. Mr. Anderson also brings to the Board of Directors meaningful experience based on his service as the former Lead Director of W.W. Grainger, Inc. and Chairman of A.M. Castle & Co. Mr. Anderson is an audit committee financial expert for purposes of the SEC’s rules.

Bryce Blair

Age:	56

Director since:	2011

Principal Occupation:	Former Chairman of the Board and Former Chief Executive Officer, AvalonBay Communities, Inc.

Recent Business Experience:	Mr. Blair has served as executive chairman of the board of directors of Invitation Homes, a company offering rental homes nationwide, since November 3, 2014. Mr. Blair served as Chairman of the board of directors of AvalonBay Communities, Inc., a publicly-traded multifamily real estate investment trust, from January 2002 through May 2013. In addition, Mr. Blair served in a number of senior leadership positions with AvalonBay Communities, Inc., including Chief Executive Officer from February 2001 through December 2011, President from September 2000 through February 2005 and Chief Operating Officer from February 1999 to February 2001. Mr. Blair is also a past member of the National Association of Real Estate Investment Trusts, where he served as Chairman and was on the Executive Committee and the Board of Governors, and the Urban Land Institute, where he is past Chairman of the Multifamily Council and is a past Trustee.

Outside Directorships (Last Five Years):	Mr. Blair currently serves as executive chairman of the board of directors of Invitation Homes and Regency Centers Corporation and previously served as the chairman of the board of directors of AvalonBay Communities, Inc.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Blair should serve as a director in light of our business and structure include his substantial experience in real estate development and investment, including having spent over ten years as chairman and chief executive officer of a public real estate investment trust. In addition, in his former role as chief executive officer of AvalonBay Communities, Inc., Mr. Blair was responsible for day to day operations and he was regularly involved in the preparation and review of complex financial reporting statements. Mr. Blair also brings to the Board of Directors meaningful experience based on his service on the board of directors of AvalonBay Communities, Inc., Invitation Homes and Regency Centers Corporation.

Richard J. Dugas, Jr.

Age:	49

Director since:	2003

Principal Occupation:	Chairman, President and Chief Executive Officer, PulteGroup, Inc.

Recent Business Experience:	Mr. Dugas has served as Chairman of the Board of Directors of PulteGroup, Inc. since August 18, 2009 and as President and Chief Executive Officer of PulteGroup since July 1, 2003. Prior to that, he served as Chief Operating Officer of PulteGroup from May 2002 through June 2003. Mr. Dugas previously served in various management positions with PulteGroup since 1994, including, most recently, Coastal Region President with responsibility for the Georgia, North Carolina, South Carolina and Tennessee operations.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Dugas should serve as a director in light of our business and structure include the insight he brings to the Board of Directors from his 20-year tenure at PulteGroup, including more than eleven years as President and Chief Executive Officer. Mr. Dugas’ many years of experience as the Chief Executive Officer of the Company provides an in-depth understanding of PulteGroup’s history and complexity and adds a valuable perspective for Board decision making.

Thomas J. Folliard

Age:	50

Director since:	2012

Principal Occupation:	President and Chief Executive Officer of CarMax, Inc.

Recent Business Experience:	Mr. Folliard has served as President and Chief Executive Officer of CarMax since 2006. He joined CarMax in 1993 as the senior buyer and became the director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000 and executive vice president of store operations in 2001.

Outside Directorships (Last Five Years):	Mr. Folliard currently serves as a member of the board of directors of CarMax, Inc.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Folliard should serve as a director in light of our business and structure include his experience as Chief Executive Officer of a large, consumer-focused public company. In connection with that role, Mr. Folliard has extensive experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision making. Mr. Folliard also brings to the Board of Directors meaningful experience based on his service on the board of directors of CarMax, Inc.

Cheryl W. Grisé

Age:	62

Director since:	2008

Principal Occupation:	Former Executive Vice President of Northeast Utilities (now Eversource Energy)

Recent Business Experience:	Ms. Grisé was Executive Vice President of Northeast Utilities, a public utility holding company, from December 2005 until her retirement effective July 2007; Chief Executive Officer of its principal operating subsidiaries from September 2002 to January 2007; President of the Utility Group of Northeast Utilities Service Company from May 2001 to January 2007; and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998 to 2001. Ms. Grisé is a Senior Fellow of the American Leadership Forum.

Outside Directorships (Last Five Years):	Ms. Grisé currently serves as a member of the board of directors of Pall Corporation, MetLife, Inc. (Lead Director) and ICF International, and previously served as a member of the board of directors of Dana Corporation.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Ms. Grisé should serve as a director in light of our business and structure include her significant experience based on her service as a director of several large public corporations and as a former executive officer of a public utility holding company. Ms. Grisé’s substantial experience, including earlier experience as general counsel and secretary, provide her with a unique perspective on the complex legal, compensation, and other issues that affect companies in regulated industries and the Board’s roles and responsibilities with respect to the effective functioning of the Company’s corporate governance structures. Ms. Grisé also brings to the Board of Directors meaningful experience based on her service as Lead Director of MetLife, Inc.

André J. Hawaux

Age:	54

Director since:	2013

Principal Occupation:	Executive Vice President, Chief Operating Officer/Chief Financial Officer, Dick’s Sporting Goods, Inc.

Recent Business Experience:	Mr. Hawaux joined Dick’s Sporting Goods in June 2013 as Executive Vice President, Finance Administration and Chief Financial Officer and was appointed Executive Vice President, Chief Operating Officer/Chief Financial Officer in February 2015. Mr. Hawaux served as president of the Consumer Foods business of ConAgra Foods, Inc. from 2009 until May 2013. He joined ConAgra Foods as executive vice president and chief financial officer in 2006, and prior to ConAgra Foods, he served as general manager of a large U.S. division of PepsiAmericas. Mr. Hawaux also previously served as chief financial officer for Pepsi-Cola North America and Pepsi International’s China business unit.

Outside Directorships (Last Five Years):	Mr. Hawaux previously served as a member of the board of directors of The Timberland Company.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Hawaux should serve as a director in light of our business and structure include his significant experience serving as a senior officer of several corporations, most recently as executive vice president and chief financial officer of a large, consumer-focused public company. In connection with that role, Mr. Hawaux has extensive experience in operational matters and business strategy, which adds a valuable perspective for the Board’s decision making. In addition, Mr. Hawaux has significant experience in the preparation and review of complex financial reporting statements as well as experience in risk management and risk assessment, and is an audit committee financial expert for purposes of the SEC’s rules. Mr. Hawaux also brings to the Board of Directors meaningful experience based on his service on the board of directors of The Timberland Company.

Debra J. Kelly-Ennis

Age:	58

Director since:	1997

Principal Occupation:	Former President and CEO, Diageo Canada, Inc.

Recent Business Experience:	Ms. Kelly-Ennis served as President and Chief Executive Officer of Diageo Canada, Inc., a subsidiary of Diageo plc, a global spirits, wine and beer company, from September 2008 until June 2012. She served as Chief Marketing Officer of Diageo North America, Inc., another subsidiary of Diageo plc., from April 2005 to September 2008. She served as President of Saab Cars USA, a wholly-owned subsidiary of General Motors Europe, from October 2002 to April 2005. Ms. Kelly-Ennis served as General Manager of the Oldsmobile Division of General Motors Corporation from May 2000 until September 2001, and served as Brand Manager of General Motors’ Chevrolet Division from March 1999 until April 2000. She has also held marketing, sales and general management positions with RJR/Nabisco, Inc., The Coca-Cola Company and Grand Metropolitan PLC.

Outside Directorships (Last Five Years):	Ms. Kelly-Ennis currently serves as a member of the board of directors of Altria Group, Inc., Hertz Global Holdings, Inc., Carnival Corporation & plc and Dress for Success Worldwide (emeritus).

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Ms. Kelly-Ennis should serve as a director in light of our business and structure include her significant experience as an executive with several large, consumer-focused companies in multiple industries. In addition, Ms. Kelly-Ennis’s significant amount of marketing and distribution experience provides an in-depth understanding of PulteGroup’s customers’ needs and adds a valuable perspective for Board decision making. Ms. Kelly-Ennis also brings to the Board of Directors meaningful experience based on her service on the boards of directors of Altria Group, Inc., Hertz Global Holdings, Inc. and Carnival Corporation & plc.

Patrick J. O’Leary

Age:	57

Director since:	2005

Principal Occupation:	Former Executive Vice President and Chief Financial Officer of SPX Corporation

Recent Business Experience:	Mr. O’Leary served as Executive Vice President and Chief Financial Officer of SPX Corporation, a global industrial and technological services and products company, from December 2004 until August 2012, when he retired. Prior to that time, he served as Chief Financial Officer and Treasurer of SPX Corporation from October 1996 to December 2004.

Outside Directorships (Last Five Years):	Mr. O’Leary currently serves as a member of the board of directors of Halyard Health, Inc.

Qualifications:	The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. O’Leary should serve as a director in light of our business and structure include his significant experience as a chief financial officer of a large multinational corporation. In addition, Mr. O’Leary has significant experience in the preparation and review of complex financial reporting statements and is an audit committee financial expert for purposes of the SEC’s rules. Mr. O’Leary also brings to the Board of Directors meaningful experience based on his service on the board of directors of Halyard Health, Inc.

James J. Postl

Age:	69

Director since:	2009

Principal Occupation:	Former President and Chief Executive Officer of Pennzoil-Quaker State Company

Recent Business Experience:	Mr. Postl retired as president and chief executive officer of Pennzoil-Quaker State Company following its acquisition by Shell Products U.S. in October 2002. He joined Pennzoil in October 1998, prior to the formation of Pennzoil-Quaker State Company in December 1998, when he was named president and chief operating officer and was elected to the board of directors of the new company. In May 2000, he was named president and chief executive officer. Prior to joining Pennzoil-Quaker State, he served as president of Nabisco Biscuit Company from 1996 and was president and chief executive officer of Nabisco International from 1994 to 1996. Prior to joining Nabisco, he held a variety of management positions with PepsiCo, Inc. over a 19-year period.

Outside Directorships (Last Five Years):	Mr. Postl currently serves as a member of the board of directors of American Funds, and previously served as a member of the board of directors of Cooper Industries, Ltd. and Northwest Airlines Corporation.

Qualifications:

The specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that Mr. Postl should serve as a director in light of our business and structure include his significant experience serving as an executive officer of several corporations and as a director of several public corporations. Mr. Postl has substantial experience in operational matters, having served as president and chief executive officer of several corporations and large business divisions. Mr. Postl also brings to the Board of Directors significant public company management experience, having served as president and chief executive officer of Pennzoil-Quaker State Company, a large public company.

The Board of Directors recommends that shareholders vote “FOR” the election of these nine nominees.

If a nominee is unable to stand for election, the Board of Directors may reduce the number of directors or choose a substitute. If the Board of Directors chooses a substitute, shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board of Directors may reduce the number of directors or appoint a new director to fill the vacancy. The new director would serve until the next annual meeting.

Independence

Under the Company’s Corporate Governance Guidelines, a substantial majority of the members of our Board of Directors must be independent. The Board of Directors has adopted categorical independence standards to assist the Nominating and Governance Committee in determining director independence, which standards either meet or exceed the independence requirements of the New York Stock Exchange’s (“NYSE”) corporate governance standards. Under these standards, no director can qualify as independent unless (i) the Board of Directors affirmatively determines that the director has no material relationship with the Company directly or as an officer, shareholder or partner of an organization that has a relationship with the Company, and (ii) the director meets the following categorical standards:

•	has not been an employee of the Company for at least three years;

•

has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

•

has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that such director’s immediate family member may have served as an employee but not as an executive officer of the Company during such three-year period so long as such immediate family member shall not have received, during any twelve-month period within such three-year period, more than $120,000 in direct compensation from the Company for such employment;

•

is not a current partner or employee of the Company’s internal or external audit firm, and the director was not within the past three years a partner or employee of such a firm who personally worked on the Company’s internal or external audit within that time;

•

has no immediate family member who (i) is a current partner of a firm that is the Company’s internal or external auditor, (ii) is a current employee of such a firm and personally works on the Company’s internal or external audit or (iii) was within the past three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors);

•

is not a current employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

•

does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than the greater of $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years; and

•

has not been, and has no immediate family member who has been, an executive officer of a charitable or educational organization for which the Company contributed more than the greater of $1 million or 2% of such charitable organizations’ consolidated gross revenues, in any of the last three years.

The Board of Directors considered all relevant facts and circumstances in assessing director independence and affirmatively determined that Brian P. Anderson, Bryce Blair, Thomas J. Folliard, Cheryl W. Grisé, André J. Hawaux, Debra J. Kelly-Ennis, Patrick J. O’Leary and James J. Postl are independent within the meaning of the Company’s categorical standards and the NYSE listing standards. The Board of Directors further determined that Richard J. Dugas, Jr., who is a current PulteGroup employee, is not independent within the meaning of the Company’s categorical standards and the NYSE listing standards.

Board Qualifications

In addition to the individual attributes of each of the directors described above, PulteGroup highly values the collective experience and qualifications of the directors. PulteGroup believes that the collective experiences, viewpoints and perspectives of its directors results in a Board with the commitment and energy to advance the interests of PulteGroup’s shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has four standing committees to facilitate and assist the Board of Directors in the execution of its responsibilities. The committees are currently the Audit Committee, Compensation and Management Development Committee, Nominating and Governance Committee and Finance and Investment Committee. Charters for all of these committees are available on the Company’s website at www.pultegroupinc.com. The table below shows current membership for each of the standing Board committees.

Director Name	Audit Committee	Compensation and Management Development Committee	Nominating and Governance Committee	Finance and Investment Committee
Brian P. Anderson	X*		X
Bryce Blair		X		X*
Richard J. Dugas, Jr.				X
Thomas J. Folliard	X			X
Cheryl W. Grisé		X	X*
André J. Hawaux	X			X
Debra J. Kelly-Ennis	X		X
Patrick J. O’Leary		X*		X
James J. Postl**		X	X

*	Chair

**	Lead Director

Audit Committee

The Audit Committee met eight (8) times in 2014. The Audit Committee represents and assists the Board of Directors with the oversight of the integrity of the Company’s financial statements and internal controls, the performance of the Company’s internal audit function, the annual independent audit of the Company’s financial statements and the independent auditor’s engagement, qualifications and independence, the Company’s compliance with legal and regulatory requirements, and the evaluation of certain enterprise risk issues.

The Audit Committee is also responsible for selecting (subject to ratification by our shareholders) the independent auditor as well as setting the compensation for and overseeing the work of the independent auditor and pre-approving audit services to be provided by the independent auditor. The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the Company’s categorical standards and the applicable NYSE and SEC rules and financially literate as defined by the NYSE rules, and that Brian P. Anderson, Thomas J. Folliard and André J. Hawaux are audit committee financial experts for purposes of the SEC’s rules. Currently, none of the Audit Committee members serves on more than three audit committees (including the Company’s Audit Committee).

Compensation and Management Development Committee

The Compensation and Management Development Committee met five (5) times in 2014. The Compensation and Management Development Committee is responsible for the review, approval, and administration of the compensation and benefit programs for the Chief Executive Officer and the other named executive officers. It also reviews and makes recommendations regarding the Company’s incentive plans and certain other compensation plans and reviews the Company’s leadership development programs and initiatives and discusses performance, leadership development and succession planning for key officers with the Chairman of the Board, President and Chief Executive Officer, as appropriate. The Board of Directors has determined that each of the members of the Compensation and Management Development Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

The Compensation and Management Development Committee meets regularly in person and via teleconference to discharge its duties and responsibilities. Mr. Patrick J. O’Leary is the Chair of the Compensation and Management Development Committee. Mr. O’Leary works with Mr. James R. Ellinghausen, the Company’s Executive Vice President, Human Resources, to establish meeting agendas and determine whether any members of PulteGroup’s management or outside advisors should attend meetings. The Compensation and Management Development Committee also meets regularly in executive session. At various times during the year at the request of the Compensation and Management Development Committee, Mr. Robert T. O’Shaughnessy, our Executive Vice President and Chief Financial Officer, may attend Compensation and Management Development Committee meetings, or portions of Compensation and Management Development Committee meetings, to provide the Compensation and Management Development Committee with information regarding the Company’s operational performance, financial performance, or other topics requested by the Compensation and Management Development Committee to assist it in making its compensation decisions.

The Chairman of the Board, President and Chief Executive Officer, Mr. Richard J. Dugas, Jr., annually reviews the performance of each member of senior management (other than Mr. Dugas, whose performance is reviewed by the Compensation and Management Development Committee). Recommendations based on these reviews, including salary adjustments, annual bonuses, long-term incentives and equity grants, are presented to the Compensation and Management Development Committee. Decisions regarding salary adjustments, annual bonuses, long-term incentives and equity grants for Mr. Dugas are made by the Compensation and Management Development Committee. All decisions for 2014 made with respect to the executives listed in the Summary Compensation Table were made after deliberation with Mr. Dugas.

The Compensation and Management Development Committee is also responsible for overseeing the development of, and risks associated with, the Company’s succession plan for the Chairman of the Board, President and Chief Executive Officer and other key members of senior management, as well as the Company’s leadership development programs.

The Compensation and Management Development Committee receives and reviews materials provided by the Compensation and Management Development Committee’s consultant and management. These materials include information that management believes will be helpful to the Compensation and Management Development Committee, as well as materials the Compensation and Management Development Committee specifically requests.

The Compensation and Management Development Committee has the authority to engage its own outside compensation consultant and any other advisors it deems necessary. Since 2003, the Compensation and Management Development Committee has engaged Pearl Meyer & Partners to act as its independent consultant. The consultant regularly provides the Compensation and Management Development Committee with information regarding market compensation levels, general compensation trends and best practices. The Compensation and Management Development Committee also regularly asks the consultant to opine on the reasonableness of specific pay decisions and actions for the named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs.

The activities of the compensation consultant are directed by the Compensation and Management Development Committee, although the consultant may communicate with members of management, as appropriate, to gather data and prepare analyses as requested by the Compensation and Management Development Committee. During 2014, the Compensation and Management Development Committee asked Pearl Meyer to review market data and advise the Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program; review and advise the Compensation and Management Development Committee regarding the Company’s pay for performance, equity grant and dilution levels, each as relative to the Company’s peers; review and advise the Compensation and Management Development Committee regarding regulatory, disclosure and other technical matters; and review and advise the Compensation and Management Development Committee regarding the Company’s compensation risk assessment procedures. The Compensation and Management Development Committee also asked Pearl Meyer to provide opinions on named executive officer pay decisions.

In 2014, Pearl Meyer did not provide any other services to the Company. The Compensation and Management Development Committee assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that Pearl Meyer’s work for the Compensation and Management Development Committee does not raise any conflict of interest.

The Compensation and Management Development Committee has determined that Pearl Meyer & Partners is independent because it does no work for us other than that requested by the Compensation and Management Development Committee. The Chairman of the Compensation and Management Development Committee reviews the consultant’s invoices, which are paid by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee met four (4) times in 2014. The Nominating and Governance Committee is responsible for matters related to the governance of the Company and for developing and recommending to the Board of Directors the criteria for Board membership, the selection of new Board members, and the assignment of directors to the committees of the Board of Directors. The Nominating and Governance Committee assures that a regular evaluation is conducted of the performance, qualifications, and integrity of the Board of Directors and the committees of the Board. The Nominating and Governance Committee also reviews and makes recommendations with respect to the compensation of members of the Board of Directors. The Nominating and Governance Committee is also responsible for reviewing the Company’s Environmental Health & Safety Policies, and assessing and monitoring the Company’s Enterprise Risk Management Program. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent within the meaning of the Company’s categorical standards and the NYSE rules.

Finance and Investment Committee

The Finance and Investment Committee met five (5) times in 2014. The Finance and Investment Committee reviews all aspects of the Company’s policies that relate to the management of the Company’s financial affairs. The Finance and Investment Committee also reviews the Company’s long-term strategic plans and annual budgets, capital commitments budget, and the Company’s cash needs and funding plans.

Board Meeting Information

The Board of Directors held a total of six (6) meetings in 2014. During 2014, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served that were held during the period that such director served as a member of the Board of Directors and as a member of such committees.

PulteGroup encourages its directors to attend each annual meeting of our shareholders, and all of our directors serving on the date of last year’s annual meeting attended that meeting.

Throughout the year, PulteGroup held regularly scheduled executive sessions of its non-management directors without management participation. In addition, in 2015, PulteGroup will hold at least one executive session of its non-management directors without the participation of management. James J. Postl, our Lead Director, presides at these executive sessions.

2014 DIRECTOR COMPENSATION

The table below shows compensation for the Company’s non-employee directors for the fiscal year ended December 31, 2014. Richard J. Dugas, Jr. our Chairman of the Board, President and Chief Executive Officer, receives no compensation for his services as a director of the Company. The compensation received by Mr. Dugas as an employee of the Company is shown in the 2014 Summary Compensation Table set forth in this Proxy Statement.

Name	Fees Earned or Paid in Cash (1)	Share Awards (2)	All Other Compensation	Total (3)
Brian P. Anderson	$120,000	$140,000	$—	$260,000
Bryce Blair	$120,000	$140,000	$—	$260,000
Thomas J. Folliard	$95,000	$140,000	$—	$235,000
Cheryl W. Grisé	$120,000	$140,000	$—	$260,000
Debra J. Kelly-Ennis	$95,000	$140,000	$—	$235,000
André J. Hawaux	$95,000	$140,000	$—	$235,000
Patrick J. O’Leary	$120,000	$140,000	$—	$260,000
James J. Postl	$120,000	$140,000	$—	$260,000

(1)	The amounts in this column represent the fees earned or paid in cash for services as a director, including annual retainer, committee chairmanship, and lead director fees.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in note 8 to the Company’s audited financial statements included in our Annual Report. On May 7, 2014, the directors received their annual equity grant of 7,686 shares, which represents $140,000 divided by the average of the high and low share price on the date of grant. The amounts reported in this column for Ms. Grisé represent the value of share units deferred under the PulteGroup, Inc. Deferred Compensation Plan for Non-Employee Directors. The share units consist of fully vested deferred share units that are settled in common shares and may be subject to a deferral election consistent with Internal Revenue Code Section 409A.

(3)	As of December 31, 2014, each individual serving as an outside director during 2014 had the following number of deferred share units and stock options:

Director	Deferred Share Units	Options
Brian P. Anderson	—	40,000
Bryce Blair	—	—
Thomas J. Folliard	—	—
Cheryl W. Grisé	60,453	14,000
Debra J. Kelly-Ennis	—	44,000
André J. Hawaux	—	—
Patrick J. O’Leary	13,866	40,000
James J. Postl	—	—

Director Compensation

The Nominating and Governance Committee reviews the compensation of the Company’s non-employee directors. For 2014, the Nominating and Governance Committee did not make any changes to the non-employee director compensation program. During 2014, non-employee directors received the following compensation for service as members of the Board of Directors and as members of Board committees:

•	Annual Board membership fee of $95,000 in cash;

•	Committee chair retainer fee of $25,000 in cash;

•	Lead Director retainer fee of $25,000 in cash; and

•	Annual Equity Retainer Fee of $140,000 in common shares (the number of common shares determined by dividing $140,000 by the average of the high and low share price on the date of grant).

Director Deferred Compensation

In 2014, non-employee directors were entitled to defer all or a portion of their cash and equity compensation. Deferred cash payments were credited with interest at a rate equal to the five year U.S. treasury rate, plus 2%. Under the “Deferred Compensation Plan for Non-Employee Directors,” the payment of director fees may be deferred for up to eight years, and directors may elect to receive their deferred fees in a lump sum or in equal annual installments over a period not to exceed eight years. In the event of the director’s departure either before or after the commencement of a deferral period, such director’s deferred fees will be paid in a lump sum payment. Under the terms of the plan, all deferred equity will be distributed to the director upon his or her departure from the Board.

Directors who also are our employees do not receive any of the compensation described above.

Equity Ownership Guidelines

Each member of the Board of Directors is expected to maintain an equity investment in the Company equal to at least three times the annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that may be counted toward achieving the equity investment guidelines include outstanding stock awards or units, shares obtained through stock option exercise, shares owned jointly with or separately by the director’s spouse and shares purchased on the open market. Outstanding stock options do not count toward achieving the equity investment guidelines. As of March 12, 2015, all members of the Board of Directors have met or, within the applicable period, are expected to meet, these share ownership guidelines.

CORPORATE GOVERNANCE

Governance Guidelines; Code of Ethical Business Conduct; Code of Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which reflect the principles by which PulteGroup operates. The guidelines address an array of governance issues and principles including: director independence, committee independence, management succession, annual Board of Directors evaluation, periodic director evaluation, director share ownership, director nominations, director age limitations, role of the Lead Director, and executive sessions of the independent directors. PulteGroup’s Governance Guidelines are available for viewing on our website at www.pultegroupinc.com. The Board of Directors also has adopted a Code of Ethical Business Conduct, which applies to all directors and employees and a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller and other senior officers. The Company intends to include on its website any waivers of its Code of Ethical Business Conduct that relate to executive officers and directors as well as any amendments to, or waivers from, a provision of its Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Board Leadership

Our Corporate Governance Guidelines contemplate that the independent directors will annually designate one of the independent directors to serve as Lead Director for a one-year term. While the Lead Director will be designated annually by the independent directors, in order to provide consistency and continuity, it is generally expected that he or she will serve for more than one year. As noted above, Mr. Postl currently serves as Lead Director. The Lead Director works with the Chairman and Chief Executive Officer to ensure that the Board of Directors discharges its responsibilities, has procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the Board of Directors and management. In addition, the Lead Director’s duties include convening and chairing regular executive session meetings of the non-management directors and, as appropriate, providing prompt feedback to the Chairman and Chief Executive Officer; coordinating and developing the agenda for executive sessions of the independent directors; convening meetings of the independent directors if necessary; coordinating feedback to the Chairman and Chief Executive Officer on behalf of the independent directors regarding business issues and management; providing final approval, after consultation with the Chairman and Chief Executive Officer, as to the agendas for meetings of the Board of Directors and informational needs associated with those agendas and presentations; performing such other duties as may be necessary for the Board of Directors to fulfill its responsibilities or as may be requested by the Board of Directors as a whole, by the non-management directors, or by the Chairman of the Board; in the absence of the Chairman of the Board, acting as chair of meetings of the Board of Directors; serving as the designated spokesperson for the Board of Directors when it is appropriate for the Board of Directors to comment publicly on any matter; and being available for consultation and direct communication if requested by the Company’s major shareholders. The Board of Directors believes that having a combined Chairman and Chief Executive Officer and an independent Lead Director having significant and well-defined responsibilities as described above enhances the Chairman and Chief Executive Officer’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions of the Board of Directors, and accordingly facilitates the overall functioning of the Board of Directors.

Board Role in Risk Oversight

The Board of Directors’ involvement in risk oversight includes both formal and informal processes and involves the Board of Directors and committees of the Board of Directors.

On an annual basis, the Board of Directors or selected committees of the Board of Directors undertakes a formal enterprise risk assessment during which the principle risks facing PulteGroup and associated responses are evaluated in detail. In addition to the formal assessment, the Board of Directors and committees of the Board of Directors are also involved in risk oversight on a more informal basis at regular Board of Directors and committee meetings. The Audit Committee receives materials on a frequent basis to address the identification and status of risks to the Company, including financial risks and litigation claims and risks. At meetings of the full Board of Directors, these risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of the Audit Committee regarding risk analysis. In addition, two times per year, the Audit Committee receives a report from PulteGroup’s Ethics Committee regarding current hotline activities and associated responses. The other committees of the Board of Directors also consider and address risk as they perform their respective responsibilities, and such committees report to the full Board of Directors from time to time as appropriate, including whenever a matter rises to the level of a material or enterprise level risk. The Board of Directors also receives regular financial and business updates from senior management, which involve detailed reports on financial and business risks facing PulteGroup when applicable.

Available information about PulteGroup

The following information is available on PulteGroup’s website at www.pultegroupinc.com and in print for any shareholder upon written request to our Secretary:

•	Previously filed SEC current reports, quarterly reports, annual reports, and reports under Section 16(a) of the Exchange Act

•	Audit Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Governance Committee Charter

•	Finance and Investment Committee Charter

•	Code of Ethics (for Covered Senior Officers)

•	Code of Ethical Business Conduct

•	Corporate Governance Guidelines

•	By-laws

DIRECTOR NOMINATION RECOMMENDATIONS

The Nominating and Governance Committee does not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including candidates recommended by shareholders. The Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Committee will review all proposed nominees, including those proposed by shareholders, in accordance with its charter and PulteGroup’s Corporate Governance Guidelines. While the Committee has not established specific types of experience or skills for potential candidates, the Committee will review the person’s judgment, experience, qualifications, independence, understanding of PulteGroup’s business or other related industries, and such other factors as the Committee determines are relevant in light of the needs of the Board of Directors and PulteGroup. The Board of Directors also believes that diversity is an important goal, and looks for potential candidates who will help ensure that the Board of Directors has the benefit of a wide range of attributes. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors, which considerations may include the achievement of diversity on the basis of gender, race, national origin, functional background, and executive or professional experience. The Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

You may recommend a person to be nominated for director by writing to our Secretary by certified mail, return receipt requested, or by recognized overnight courier to Steven M. Cook, Senior Vice President, General Counsel and Secretary, PulteGroup, Inc., 3350 Peachtree Road NE, Suite 150, Atlanta, Georgia 30326. Shareholders wishing to directly nominate a candidate for election as a director at next year’s annual meeting must deliver written notice to PulteGroup at the above address not later than 60 days prior to the date of next year’s annual meeting (unless public disclosure of the date of such meeting is made less than 70 days before such meeting, in which case notice must be received within 10 days following such public disclosure).

As further described in the Company’s By-laws, your recommendation must set forth:

•	the name and address of the proposed nominee;

•

the class or series and number of PulteGroup common shares which you own of record or beneficially and a representation that you intend to appear in person or by proxy at the meeting to nominate the proposed nominee;

•	a description of all arrangements or understandings between you and any other person (naming such person) pursuant to which the recommendation is being made by you;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act; and

•	a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The overall U.S. housing market continues to be influenced by a combination of low interest rates and affordable home prices that have kept monthly mortgage payments affordable relative to historical levels and the rental market. This environment has contributed to our experiencing relatively stable overall demand in 2014. On slightly lower unit volumes, we generated a 4% increase in home sale revenues to $5.7 billion. We leveraged this growth into a 33% increase in reported pretax income of $635 million for our homebuilding operations by improving gross margins by 280 basis points to 23.3%, among the highest annual gross margins reported in the Company’s history. Including our financial services operations, we realized pretax income growth of 31% to $690 million.

Operating Performance

We generated positive cash flow from operations in 2014 due primarily to improved profitability. Our improved financial position provided additional flexibility to retire debt early and increase our investments in future communities, while also returning funds to shareholders through dividends and expanded share repurchases. Specifically, we accomplished the following during 2014:

•	Proactively reduced our outstanding debt by $245.7 million;

•	Increased our existing share repurchase authorization by $750.0 million and retired $245.8 million of shares;

•	Raised our quarterly dividend declaration by 60% to $0.08 per share;

•	Increased our land investment spending by almost 40% to support future growth;

•	Lowered our ratio of debt to total capitalization to 27.5%; and

•	Ended the year with a total cash balance of $1.3 billion.

Assuming market conditions remain consistent with our expectations, we also expect to continue to invest increasing amounts into our land portfolio following our disciplined capital allocation process. Our first priority in allocating capital is to invest responsibly in our business and then to return excess funds to shareholders in the form of dividends and share repurchases on a routine and systematic basis. By intelligently investing in our business while routinely returning funds to shareholders, we are aligning our capital allocation decisions with our value creation strategy and our fundamental goal of increasing long-term total shareholder returns.

The following charts illustrate the three-year directional relationship between Company performance, based on two of our key operating metrics, and the total compensation (as defined below) of our Chairman, President and Chief Executive Officer. These key metrics, pre-tax income and gross margin, were chosen because we believe they correlate to long-term shareholder value.

(1)	Total compensation for Mr. Dugas in each of 2012, 2013 and 2014 is reported in the 2014 Summary Compensation table on page 44. 2013 total compensation includes the effect of the replacement of cash awards historically granted under the Long-Term Incentive Program with stock-settled performance awards.

Return to Shareholders

As illustrated in the following charts, we created significant value to shareholders over the last one-, three- and five-year periods, based on total shareholder return (“TSR”), including our quarterly dividend.

Total Shareholder Return*

One-Year	Three-Year	Five-Year

*Stock	price appreciation plus dividends, with dividends reinvested quarterly.

The following chart shows how a $100 investment in the Company’s common shares on December 31, 2009 would have grown to $218.50 on December 31, 2014, with dividends reinvested quarterly. The chart also compares the total shareholder return on the Company’s common shares to the same investment in the S&P 500 Index and the Company’s 2014 compensation peer group (whether or not the peer company was included in the group for the entire period, see page 31) over the same period, with dividends reinvested quarterly.

Comparison of Five Year Total Shareholder Return*

* Assumes $100 invested on December 31, 2009, and the reinvestment of dividends.

	2009	2010	2011	2012	2013	2014
PulteGroup, Inc.	100.00	75.20	63.10	181.60	205.20	218.50
S&P 500 Index - Total Return	100.00	115.06	117.49	136.30	180.44	205.14
Compensation Peer Group - Total Return	100.00	109.17	98.79	175.39	205.09	204.51

Pay for Performance

Our executive compensation program is designed to reward executives for producing sustainable growth and improving shareholder returns consistent with our strategic plan and to align compensation with the long-term interests of our shareholders. The Compensation and Management Development Committee (the “Committee”) strongly believes that executive compensation—both pay opportunities and pay actually realized—should be at-risk and tied to Company performance. For example, in 2014, the Company introduced a standalone TSR performance metric, which requires the Company’s TSR over the three-year performance period to be equal to the 75th percentile of our compensation peer group in order to receive target payout under these awards. In addition, the Committee designed the 2014 executive compensation program so that performance-based pay elements (annual incentive awards, restricted share units and performance-based awards) constitute a significant portion of the executive compensation awarded, determined at target levels. The following charts demonstrate that these variable pay elements comprised at least 85% of the targeted annual compensation for the Chief Executive Officer and, on average, 75% of the targeted annual compensation for the other named executive officers.

Key Executive Compensation Decisions and Actions

The Committee, with advice from its independent compensation consultant, engages in an ongoing review of our executive compensation program to evaluate whether it supports the Committee’s compensation philosophy and serves the interests of our shareholders. In connection with this ongoing review, the Committee continues to revise the executive compensation program to implement and maintain competitive market practices. These practices include the following, each of which the Committee believes reinforces our executive compensation philosophy and objectives:

We design our executive compensation program to pay for performance by rewarding executives for producing sustainable growth and improving shareholder returns	✓	Approximately 85% of our Chief Executive Officer’s targeted compensation was delivered as at-risk compensation
	✓	In 2014, we replaced the TSR modifier from our 2013 long-term incentive program with a stand alone TSR performance metric, requiring our TSR to equal the 75th percentile of our peer group for target vesting.
	✓	Emphasis on future pay opportunity versus current pay through long-term incentive awards delivered 100% in the form of equity
Our executive compensation program is designed to mitigate excessive risk	✓	Independent, outside compensation consultant who provides no other services to the Company
	✓	Clawback policy since 2009 applicable to annual incentive awards, long-term incentive awards and equity grants
	✓	Robust stock ownership guidelines
We adhere to executive compensation best practices	✓	No change-in-control or perquisite gross-ups, other than gross-ups on relocation expenses
	✓	Limited perquisites that are competitive with market practice
	✓	No service-based defined benefit pension plan or other similar benefits
	✓	No re-pricing of underwater stock options
	✓	Prohibition against employee and director pledging and hedging of Company securities
	✓	No dividends or dividend equivalents paid on unearned performance-based equity awards

2014 Say On Pay Vote

In its compensation review process, the Committee considers whether our executive compensation and benefits program serves the interests of our shareholders. In that respect, as part of its on-going review of our executive compensation program, the Committee considered the approval by over 97% of the votes cast for the Company’s “say on pay” vote at our 2014 Annual Meeting of Shareholders. The Committee was pleased with this favorable outcome and interpreted this significant level of support as an endorsement by our shareholders of our executive compensation program and policies and did not make any changes to our executive compensation program in response to the 2014 “say on pay” vote. While the Committee did not modify our executive compensation program in response to the 2014 “say on pay vote,” the Committee will continue to monitor our executive compensation program and engage with shareholders regarding such program.

Named Executive Officers

For 2014, our named executive officers were Richard J. Dugas, Jr., Chairman of the Board, President and Chief Executive Officer, Robert T. O’Shaughnessy, Executive Vice President and Chief Financial Officer, Harmon D. Smith, Executive Vice President - Field Operations, Ryan Marshall, Executive Vice President - Homebuilding Operations, and James R. Ellinghausen, Executive Vice President, Human Resources. In May 2014, Messrs. Smith and Marshall were each promoted to their current position in connection with a reorganization of the Company’s management structure and no longer serve in their prior roles as Area Presidents.

Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy

Our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for PulteGroup through fluctuating business cycles, provide them with incentives to achieve our strategic, operational, and financial goals, increase shareholder value, and reward long-term financial success.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of PulteGroup shares;

•

balancing cash compensation with equity compensation so that each executive has a significant personal financial stake in PulteGroup’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation); and

•	balancing short-term compensation with long-term compensation to further focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

While our executive compensation philosophy and decisions with respect to compensation do not differ materially as applied to each of our named executive officers, the Committee believes that, given the contributions of Mr. Dugas to our overall strategy, as well as the requirements and responsibilities of his position as Chairman of the Board and leader of the Company, the total compensation levels for Mr. Dugas should be higher than the total compensation levels of the other named executive officers.

The Compensation and Management Development Committee

The Committee establishes our executive compensation philosophies and oversees the development and implementation of our executive compensation program. The Committee operates under a written charter adopted by the Committee. A copy of the charter is available at www.pultegroupinc.com. In general, the scope of the Committee’s authority is determined by the Board of Directors, or established by formal incentive plan documents. The fundamental responsibilities of the Committee include the following with respect to our senior executives:

•	establish compensation-related performance objectives under the annual incentive program and long-term incentive program that support our strategic plan;

•	establish individual performance goals and objectives for the Chief Executive Officer;

•	evaluate the job performance of the Chief Executive Officer and the other named executive officers in light of those goals and objectives;

•

annually review and approve compensation levels for our Chief Executive Officer and other named executive officers. The Committee seeks input from the independent members of PulteGroup’s Board of Directors in establishing compensation levels for our named executive officers (including our Chief Executive Officer);

•	administer PulteGroup’s equity compensation and shareholder-approved incentive compensation plans;

•	develop and review succession plans for the Chief Executive Officer position, including assessing and creating development plans for internal talent;

•	review succession planning, leadership development programs, diversity representation and bench strength for all other senior executive positions; and

•	annually review the potential risks associated with our compensation program.

Information on the Committee’s processes and procedures for consideration of executive compensation are addressed under “Committees of the Board of Directors—Compensation and Management Development Committee” above.

The Committee is currently comprised of Mr. Bryce Blair, Ms. Cheryl W. Grisé, Mr. Patrick J. O’Leary, and Mr. James J. Postl. Mr. O’Leary currently serves as the Committee Chairman. Each member of the Committee qualifies as an independent director under NYSE listing standards and our Corporate Governance Guidelines.

Independent Compensation Consultant

Pearl Meyer & Partners (“Pearl Meyer”) provides independent executive consulting services to the Committee. Pearl Meyer is retained by and reports to the Committee and participates in Committee meetings, as requested by the Committee. Pearl Meyer also:

•	participates in the design of our executive compensation program to help the Committee evaluate the linkage between pay and performance;

•	provides and reviews market data and advises the Committee on setting executive compensation and the competitiveness and reasonableness of our executive compensation program;

•	reviews and advises the Committee regarding the elements of our executive compensation program, equity grant and dilution levels, each as relative to our peers;

•	reviews and advises the Committee regarding individual executive pay decisions;

•	reviews and advises the Committee with respect to new compensation plans and programs;

•	reviews and advises the Committee regarding regulatory, disclosure and other technical matters; and

•	reviews and advises the Committee regarding our compensation risk assessment procedures.

Pearl Meyer does not provide any other services to the Company.

Role of Executive Officers

As noted above, the Committee is responsible for all compensation decisions for our senior executives (which include the named executive officers). Mr. James R. Ellinghausen, our Executive Vice President, Human Resources, works with Mr. O’Leary to establish meeting agendas and to determine whether any members of PulteGroup’s management or outside advisors should attend meetings. Our Chairman of the Board, President and Chief Executive Officer, Mr. Richard J. Dugas, Jr., annually reviews the performance of each member of senior management (other than Mr. Dugas’ performance). Recommendations based on these reviews, including salary adjustments, annual bonuses, and equity grants, are presented to the Committee. Decisions regarding salary adjustments, annual bonuses, and equity grants for Mr. Dugas are made by the Committee. All decisions for 2014 made with respect to the named executive officers other than Mr. Dugas were made after deliberation with Mr. Dugas.

At various times during the year at the request of the Committee, Robert T. O’Shaughnessy, the Executive Vice President and Chief Financial Officer of the Company, attended Committee meetings, or portions of Committee meetings, to provide the Committee with information regarding our operational performance, financial performance, or other topics requested by the Committee to assist the Committee in making its compensation decisions.

Key Factors in Setting 2014 Compensation

In establishing and evaluating our 2014 executive compensation program, the Committee, in consultation with Mr. Dugas, as applicable, considered the following key factors:

•	overall Company performance and specific financial results relative to incentive performance goals established by the Committee in February 2014;

•	competitive pay practices (evaluated based on market comparisons and recommendations of Pearl Meyer);

•	individual performance of each of our named executive officers;

•	historical equity grants and the current value of each of our named executive officer’s equity holdings;

•	tally sheets presenting the potential compensation for each of our named executive officers based on equity grant values and performance levels under our incentive compensation programs; and

•	our ability to retain and motivate key talent.

Market Comparisons

The Committee does not believe that it is appropriate to establish compensation levels based only on market practices. The Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels, as well as the overall business environment and the role and contributions of each individual. While the Committee factors peer compensation levels and practices into setting compensation levels, this peer information is one of the many factors that the Committee considers in determining compensation levels. For each element of compensation, the Committee, based on the advice of Pearl Meyer, uses a guideline range of the 50th to 75th percentile of the market data (i.e., peer group and survey data) to evaluate target compensation levels, while also considering the expanded responsibilities of some of our named executive officers as compared to the peer group, revenue size relative to the peer group, our historical compensation practices, the overall mix of our compensation elements being weighted more heavily toward long-term and equity-based compensation, management ownership and financial performance. Additionally, at various times during the year, the Committee reviews market data to assess the reasonableness and competitiveness of our executive compensation program.

In 2012, the Committee felt it appropriate to review our historical peer group with the assistance of Pearl Meyer in light of recent consolidation within the home-building industry. Based on this review, the Committee adopted peer group selection criteria to include in our peer group (i) companies within, or operating in an industry similar to, the home-building industry and (ii) companies of similar size in terms of revenue or market capitalization (1/2 to 2 times PulteGroup’s revenue and market capitalization). In evaluating companies to include in our peer group, the Committee also reviewed the say-on-pay history for each of the companies to understand the alignment of the executive compensation programs at those companies with the interests and views of the shareholders of such companies. The peer group used for evaluating 2014 compensation decisions consisted of the companies below, which is the same peer group that was used for evaluating 2013 compensation decisions:

D.R. Horton, Inc.	Mohawk Industries, Inc.
KB Home	NVR, Inc.
Lennar Corporation	Owens Corning
Masco Corporation	The Ryland Group, Inc.
M.D.C. Holdings, Inc.	Toll Brothers, Inc.
Meritage Homes Corporation	USG Corporation

In addition to reviewing compensation practices among the compensation peer group, the Committee believes it is important to review compensation practices within general industry. The Company participates in or purchases a number of compensation surveys. With the assistance of Pearl Meyer, the Committee reviews a blend of general industry and peer group survey data in establishing target compensation levels and evaluating whether our compensation policies are in line with market data. The 2014 survey data was compiled from the following general industry compensation surveys: Mercer Human Resource Consulting’s US Mercer Benchmark Database (MBD) Executive (which has approximately 2,500 participating companies) and TowersWatson Top Management Compensation (which has approximately 450 participating companies). For Messrs. Smith and Marshall, Pearl Meyer also used survey data from the FMI Homebuilders Compensation Survey (which has 20 participating companies) to evaluate their compensation while they served as Area Presidents. To assist the Committee in its review of the general industry survey data, Pearl Meyer extracts compensation information from the surveys with respect to companies with annual revenues ranging from $2 billion to $10 billion for the named executive officers holding corporate-wide positions and $400 million to $2 billion for the Area Presidents. The Committee believes that the compensation practices at companies of this size are most relevant to the Committee’s decision-making process.

Based on Pearl Meyer’s competitive market analysis prepared for evaluating 2014 compensation decisions, the Committee found that each element of Mr. Dugas’ pay other than long-term incentive compensation was either competitive with or above the 75th percentile of the market data, while long-term incentive compensation was between the 50th and 75th percentile of the market data. For our other named executive officers, based on the same data, the Committee found that each element of pay was either competitive with or above the 75th percentile of the market data. In its analysis, Pearl Meyer noted that this positioning was commensurate with the Company’s revenue positioning compared to the peer group. As noted above, the Committee also considered the expanded responsibilities of some of our named executive officers as compared to the peer group, revenue size relative to the peer group, our historical compensation practices, the overall mix of our compensation elements being weighted more heavily toward long-term and equity-based compensation, management ownership and financial performance. In light of Mr. Dugas’ compensation as compared to the peer group, the Committee has not increased Mr. Dugas’ annual base salary, annual incentive opportunity or long-term incentive opportunity since his promotion to the position of Chairman of the Company in 2010, other than, as discussed below, the 2014 reallocation between annual and long-term incentive opportunities.

Use of Tally Sheets

The Committee reviews tally sheets, prepared by management and reviewed by Pearl Meyer, which present comprehensive data on the total potential compensation for each of the named executive officers based on various equity grant values and performance levels under our incentive compensation programs. The tally sheets provide the Committee with a framework of potential minimum and maximum compensation levels that each named executive officer may earn under our executive compensation program. While the tally sheets provide a framework for the Committee, they are not determinative of the elements or amounts of compensation paid.

Executive Compensation Program Elements

The Committee has designed the elements of the compensation program for the named executive officers to advance the operational objectives and the long-term strategies of the Company. The following table lists the material elements of our 2014 executive compensation program. The Committee believes that the design of the Company’s executive compensation program balances fixed and variable compensation elements and provides alignment with our short and long-term financial and operational priorities and shareholder interests through the annual and long-term incentive programs. Our incentives are designed to drive overall corporate and individual performance, with compensation payouts varying from target based on actual performance against pre-established and communicated performance objectives.

Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2014 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provides base pay levels that are competitive with market practices in order to attract and retain top executive talent.	Responsibilities, individual performance and tenure, internal equity, market data, and recommendations from Pearl Meyer.	One of our named executive officers received a salary increase in 2014 in connection with a mid-year promotion. See page 35.
Annual Incentive Program	Variable compensation component payable in cash based on performance against annually established performance objectives.

Provides annual incentive opportunities that are competitive with market practices in order to attract, motivate and retain top executive talent.

Rewards executives for annual performance results relative to pre-established goals that are deemed critical to the success of the Company.

Participants are eligible to receive a cash payout ranging from

0% – 200% of target based on the achievement of corporate goals and, with respect to Messrs. Smith and Marshall, business unit goals.

2014 Performance Goals:

•       Pre-Tax Income

•       Adjusted Gross Margin

None of our named executive officers received an annual incentive target increase for 2014; however, for Mr. Dugas, the Committee approved a reallocation of his annual incentive and long-term incentive award opportunities to decrease the portion of compensation tied to annual performance and

Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2014 Decisions
		Aligns interests of executives with those of our shareholders.	• Selling, General & Administrative Expenses (“SG&A”) • Inventory Turns

increase the portion tied to long-term performance.

Based on performance relative to the Annual Incentive Program financial performance objectives, the committee certified a payout amount ranging from 92% to 104.5% of target for the named executive officers.

See pages 35 and 36.

Long-Term Incentive Program (“LTI Program”)	2014 long-term incentives granted as stock-settled awards that vest based on performance over 3-year performance period.

Competitive with market practices in order to attract, motivate and retain top executive talent.

Focuses executives on long-term performance of the Company.

Directly aligns the interests of executives with those of our shareholders.

Motivates and rewards executives for long-term performance results relative to the Company’s peer group and pre-established goals that are deemed critical to the success of the Company.

2014 awards: Return on Invested Capital (“ROIC”) improvement and the Company’s TSR performance relative to the TSR of the Company’s 2014 compensation peer group, each weighted equally, over 2014-2016 performance period.

2013 awards: ROIC improvement over 2013-2015 performance period, with payout subject to a +/- modifier based on the Company’s relative TSR performance.

Two of our named executive officers received long-term incentive award adjustments in connection with mid-year promotions.

As noted above, for Mr. Dugas, the Committee approved a reallocation of his annual incentive and long-term incentive award opportunities to increase the portion of compensation tied to long-term performance and decrease the portion tied to annual performance.

Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2014 Decisions
		Retains top talent over performance period.	2012 Awards: ROIC improvement over 2012-2014 performance period, with payout subject to a +/- modifier based on the Company’s relative TSR performance.

2014 stock-settled performance-based awards represent 50% of the total long-term award opportunity, reflecting the Company’s emphasis on tying long-term incentive awards to the Company’s financial and TSR performance.

Based on performance relative to the 2012-2014 financial performance objectives, the committee certified a payout amount of 200% of target for the named executive officers.

See pages 37 through 39.

Restricted Share Units	Restricted share units subject to 3-year cliff vesting.

Competitive with market practices in order to attract, motivate and retain top executive talent.

Focuses executives on long-term performance of the Company.

Directly aligns the interests of executives with those of our shareholders.

Retains top talent over vesting period.

Market practice and individual performance.

Restricted share units granted in 2014 with respect to 2013 performance represented 50% of each NEO’s total long-term award opportunity, reflecting the Company’s emphasis on tying long-term incentive awards to the Company’s financial performance.

Restricted share units granted in 2015 with respect to 2014 performance represented 50% of each NEO’s total long-term award opportunity.

See pages 40 and 41.

Base Salary

The Committee determines the appropriateness of executives’ base salaries by considering the responsibilities of their positions, their individual performance and tenure, internal equity, comparison to the base salary levels of executives in the compensation peer group and the general industry compensation surveys, and the recommendations of Pearl Meyer. Base salary increases are considered annually and are based upon both individual and Company performance in the prior year. In February 2014, the Committee approved salary amounts which did not increase from the base salary levels set in 2013 for the named executive officers. In connection with his mid-year promotion, Mr. Marshall’s annual base salary increased from $450,000 to $500,000.

Annual Incentive Compensation

Under the shareholder-approved PulteGroup, Inc. 2013 Senior Management Incentive Plan (the “2013 Incentive Plan”), the Committee provides both annual and long-term incentives. The Committee adopted the 2014 Annual Incentive Program (the “Annual Program”) under the 2013 Incentive Plan. Awards for named executive officers who held corporate-wide positions during all of fiscal year 2014 are based entirely on corporate performance. Due to their mid-year promotions to their current positions, the awards for Messrs. Smith and Marshall are based on both corporate-wide and Area performance to reflect the period during the year in which Messrs. Smith and Marshall held their Area President positions. Accordingly, for the period during the year in which they served as Area Presidents, Mr. Smith’s award is based 50% on consolidated corporate performance and 50% on his Area’s performance to reflect his prior role as Area President-Texas, while Mr. Marshall’s award is based 100% on his Area’s performance to reflect his prior role as Area President-Southeast. For the remainder of 2014, the awards for Messrs. Smith and Marshall are based entirely on corporate performance. The Committee believes that this design element appropriately ties incentive compensation to the performance of the named executive officer’s primary area of responsibility.

The financial measures used to assess both consolidated and business unit performance were pre-tax income (25% weighting), adjusted gross margin (25% weighting), SG&A expenses (25% weighting) and inventory turns (25% weighting). Pursuant to the terms of the Annual Program, each performance goal is measured independently of the other performance goals and payout is determined based on the weighted average result of the performance goals. The table below indicates the performance metrics and potential payouts with respect to the Company’s consolidated achievement of the 2014 Annual Program goals. The Committee believes that these performance metrics were meaningful measures of 2014 performance because these metrics increase the focus of participants on profitability and are tied to our strategy with respect to shareholder value creation. The Committee established the payout formula for both the consolidated and business unit objectives to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout level was designed to be achievable with strong management performance, while payout at the maximum level was designed to be very difficult to achieve.

		2014 Consolidated Goals ($ in 000s)(1)
Performance Measures	Weighting	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance Results(2)	Achieved Payout	Weighted Payout
Pre-Tax Income (2)	25%	$663,461	$733,949	$1,093,400	$758,498	107.0%	26.8%
Adjusted Gross Margin (3)	25%	25.2%	26.2%	29.5%	26.8%	118.0%	29.5%
SG&A Expenses (as a % of Adjusted Gross Margin) (4)	25%	N/A	35.8%	30.0%	38.6%	0.0%	0.0%
Inventory Turns (5)	25%	0.85	0.89	1.05	0.96	143.0%	35.8%
					Total % of Target:		92.0%

(1)	Payouts for performance between threshold and target payout levels and between target and maximum payout levels are calculated using straight line interpolation.

(2)	Pre-tax income represents Income Before Income Taxes as reported in the Company’s Annual Report, as adjusted to exclude the impact of certain items, including: certain incentive compensation expense, certain land-related adjustments, certain acquisition accounting adjustments, certain gains on land sales, gains and losses on debt retirement, adjustments to mortgage repurchase reserves, and costs associated with the Company’s relocation of its corporate office.

(3)	Adjusted gross margin represents the quotient of Home Sale Gross Margin excluding land impairments, certain acquisition accounting adjustments, and Capitalized Interest Amortization divided by Home Sale Revenues.

(4)	Selling, general, and administrative percentage represents the quotient of Selling, General, and Administrative Expenses (as reported in the Company’s Annual Report), as adjusted to exclude the impact of certain items, including: certain incentive compensation expense, certain acquisition accounting adjustments, and costs associated with the Company’s relocation of its corporate office divided by Adjusted Gross Margin.

(5)	Inventory turns represents the quotient of the trailing 12-month sum of Home Sale Cost of Revenues as reported in the Company’s Annual Report (excluding interest, land impairments, commissions, closing costs, and certain other items) divided by the trailing 13-month average of the sum of (1) House and Land Inventory, (2) Land Held for Sale, and (3) Land, Not Owned, Under Option Agreements, each as reported in the Company’s Annual Report (excluding capitalized interest and certain other items).

The table below indicates the award opportunities established by the Committee and the cash payout under the Annual Program applicable to the named executive officers. The Committee determined the target payout level for each of the named executive officers based on each named executive officer’s position within the Company, each named executive officer’s historical pay levels, the incentive pay for executives at companies in our compensation peer group, the general industry compensation surveys and the recommendations of Pearl Meyer. In setting the 2014 target award opportunities, the Committee did not change the target award percentage opportunities compared to the 2013 targets for the named executive officers other than for Mr. Dugas. For 2014, the Committee maintained Mr. Dugas’ total targeted annual and long-term incentive opportunities, but approved a reallocation of his annual incentive and long-term incentive award opportunities to increase the portion of compensation tied to our long-term performance. As a result of this reallocation, Mr. Dugas’ target annual incentive opportunity was reduced from $2,100,000 for 2013 to $1,500,000 for 2014.

Executive	Base Salary 2014	Target as % of Salary	Threshold(1)	Target	Maximum	Total Payout(2)
Richard J. Dugas, Jr.	$1,200,000	125%	$187,500	$1,500,000	$3,000,000	$1,380,000
Robert T. O’Shaughnessy	$700,000	100%	$87,500	$700,000	$1,400,000	$644,000
Harmon D. Smith (3)	$625,000	100%	$78,125	$625,000	$1,250,000	$588,477
Ryan Marshall (3)	$500,000	100%	$62,500	$500,000	$1,000,000	$456,550
James R. Ellinghausen	$525,000	100%	$65,625	$525,000	$1,050,000	$483,000

(1)	The threshold amount represents the minimum award that could be paid to the named executive officer upon the Company’s satisfaction of threshold performance for only one of the four performance goals. As noted previously, each performance goal is measured independently of the other performance goals.

(2)	Pursuant to the terms of the 2014 Incentive Plan, the Committee has the discretion to pay the awards in cash, restricted shares or both. The Committee determined to pay the entire award in cash.

(3)	For Mr. Smith, the payout represents the weighted average performance results for four Business Units (104.5%) and corporate-wide performance for the period from January 1, 2014 through May 6, 2014, each weighted equally, and the weighted average performance results for corporate wide performance for the period from May 7, 2014 through December 31, 2014. For Mr. Marshall, the payout represents the weighted average performance results for seven Business Units (100%) for the period from January 1, 2014 through May 6, 2014 and the weighted average performance results for corporate wide performance for the period from May 7, 2014 through December 31, 2014.

Long-Term Incentive Compensation

In order to provide management with incentives to achieve our long-term goals, in connection with the adoption of the 2013 Incentive Plan, the Committee adopted the LTI Program. During 2014, each named executive officer was granted an aggregate award opportunity in the form of stock-settled performance-based awards under the LTI Program for the 2014-2016 performance period. During the fiscal year ended December 31, 2014, the 2014-2016, 2013-2015 and 2012-2014 performance periods were outstanding under the LTI Program. The Committee designed the LTI Program to have overlapping performance periods to address the cyclical nature of the homebuilding industry. These overlapping performance periods provide the Committee with the flexibility to address circumstances within our industry as well as the general economic and market conditions at the time the targets are set. For performance periods commencing after January 1, 2012, the Committee has replaced the long-term cash incentive awards previously granted under the LTI Program with performance awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements. The Committee believes that the replacement of long-term cash incentive awards under the LTI Program with stock-settled performance awards further aligns the interests of the named executive officers with the interests of our shareholders.

2014-2016 LTI Program

As part of its ongoing review of the executive compensation program during 2014, and based on input from Pearl Meyer, the Committee replaced the TSR modifier that had been included in the design of the Company’s prior LTI Programs with a standalone TSR performance metric in order to enhance focus on shareholder returns. As a result, the performance measures used to assess performance under the 2014-2016 LTI Program are ROIC improvement and TSR performance relative to the 2014 compensation peer group, with each performance goal weighted equally. ROIC improvement and TSR performance were both deemed by the Committee to be effective long-term measures that further align the executives’ interests with the interests of shareholders. Pursuant to the terms of the LTI Program, each performance metric is measured independently of the other performance metric and payout is determined based on the weighted average result of the performance metrics.

For purposes of the 2014-2016 LTI Program, ROIC is defined as (i) consolidated earnings before interest and taxes (adjusted to exclude the expense related to performance awards granted after December 1, 2011, mortgage repurchase reserve adjustments related to mortgage loan originations prior to January 1, 2012, Company-wide restructuring costs, gain or loss on debt retirements, land-related charges and land sale gains related to land acquired prior to January 1, 2012, intangible impairments and changes in U.S. generally accepted accounting principles), divided by (ii) consolidated shareholders’ equity plus consolidated debt (each as adjusted to exclude consolidated income tax asset and liability accounts, intercompany financial services debt and changes in U.S. generally accepted accounting principles). By using an improvement measure, the Committee is able to create meaningful performance targets because the three-year goals would continually be based on improvement relative to prior performance rather than on an absolute basis. With respect to the TSR metric under the 2014-2016 LTI Program, the Company is required to achieve a TSR equal to the 75th percentile of the 2014 compensation peer group over the three-year performance period in order to earn target vesting, with 25th percentile relative TSR performance resulting in threshold vesting. In order to achieve the maximum vesting, the Company must be at least second in the 2014 compensation peer group based on TSR performance. Given the economic and market conditions at the time the targets were set, the target payout level for the 2014-2016 LTI Program awards was designed to be achievable with strong management performance, while the maximum level was designed to be difficult to achieve.

The table below shows the award opportunities established by the Committee relating to the 2014-2016 LTI Program. As noted above, for 2014, the Committee approved a reallocation of Mr. Dugas’

annual and long-term incentive opportunities to increase the portion of his compensation tied to our long-term performance. As a result of this reallocation, Mr. Dugas’ target long-term incentive opportunity was increased from $2,250,000 for 2013 to $2,550,000 for 2014. In addition, in connection with their promotions in May 2014, Messrs. Smith and Marshall’s target award opportunities were each increased by $250,000 based on the Company’s historical compensation practices with respect to its executive vice presidents. The award opportunities under the 2014-2016 LTI Program did not change compared to 2013 for Messrs. O’Shaughnessy and Ellinghausen. Actual settlement of the awards will be determined after the end of the three-year performance period based on ROIC improvement during the performance period relative to 2013 and the Company’s relative TSR performance. Under the award agreements, the 2014-2016 LTI Program award will be settled in PulteGroup shares, except that the award will be settled in a combination of PulteGroup shares and cash if (i) the fair market value of a PulteGroup share is less than $5.00 on December 31, 2016 (or the date of termination of employment due to death or disability) or (ii) the Company does not have a sufficient number of available shares under the Company’s stock incentive plan in effect at the time of the settlement of the award.

Award Opportunity Under 2014-2016 LTI Program

Executive	Base Salary as of 1/1/2014(1)	Target as % of Salary	Threshold	Target	Maximum
Richard J. Dugas, Jr.	$1,200,000	213%	$1,275,000	$2,550,000	$5,100,000
Robert T. O’Shaughnessy	$700,000	111%	$387,500	$775,000	$1,550,000
Harmon D. Smith (2)	$625,000	120%	$375,000	$750,000	$1,500,000
Ryan Marshall (2)	$500,000	100%	$250,000	$500,000	$1,000,000
James R. Ellinghausen	$525,000	133%	$350,000	$700,000	$1,400,000

(1)	Base salary is measured as of the first day of the performance period.

(2)	In May 2014, in connection with Messrs. Smith’s and Marshall’s promotions, the Committee increased their 2014 target long-term incentive award opportunity by $250,000 and made corresponding adjustments to their threshold and maximum payout opportunities.

2013-2015 and 2012-2014 LTI Programs

The 2013-2015 LTI Program remains outstanding and will be settled following the completion of the three-year performance period, based upon our ROIC improvement compared to 2012 and our TSR relative to a TSR comparator group consisting of the same companies that were included in the 2014 compensation peer group.

During 2014, the 2012-2014 LTI Program concluded and for each of the participating named executive officers, the vesting level under the 2012-2014 LTI Program was based on ROIC improvement compared to 2011 and a relative TSR modifier requiring the Committee to either increase or decrease the award payouts by an amount of up to 20% based on our TSR percentile rank relative to the companies that were included in the Company’s 2012 compensation peer group (D.R. Horton, Inc., KB Home, Lennar Corporation, NVR, Inc., The Ryland Group, Inc. and Toll Brothers, Inc. (collectively, the “2012 TSR Comparator Group”)). For the 2012-2014 LTI Program, our relative TSR exceeded that of each of the companies included in the 2012 TSR Comparator Group. Because our performance on the ROIC metric exceeded the performance required for a maximum payout, the TSR modifier was not applied.

The table below sets forth the ROIC performance metric for the 2012-2014 LTI Program.

	2012—2014 LTI Program Performance Goals (in 000s)
Performance Measures	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance Results
ROIC Improvement (1)	0.7%	4.7%	8.7%	17.6%

(1)	ROIC is defined as (i) consolidated earnings before interest, taxes, depreciation and amortization (adjusted to exclude the expense related to performance awards granted after December 1, 2011, mortgage repurchase reserve adjustments related to mortgage loan originations prior to January 1, 2012, gain or loss on debt retirements, land-related charges and land sale gains related to land acquired prior to January 1, 2012, intangible impairments and changes in U.S. generally accepted accounting principles), divided by (ii) consolidated shareholders’ equity plus consolidated debt (each as adjusted to exclude consolidated cash, income tax asset and liability accounts, intangible assets, financial services debt and changes in U.S. generally accepted accounting principles).

As discussed in the Executive Summary, our 2014 results included improved profitability and enhanced overall returns to shareholders. Based on our ROIC Improvement performance compared to 2011 and our TSR performance relative to the 2012 TSR Comparator Group, the Committee certified a vesting level of 200%, resulting in the maximum vesting level of the 2012 performance-based awards granted to each of the named executive officers other than Mr. Marshall. As a division leader, Mr. Marshall participated in the 2012-2014 Field Long-Term Incentive Program with his award payout based on the following division-specific economic improvement goals for the South Florida division over the 2012-2014 performance period:

	2012-2014 Performance Goals(1)
	Threshold Payout (30%)	Target Payout (100%)	Maximum Payout (150%)	Performance Results
2012 Economic Performance Improvement Goals (in 000s) (2)	$0	$5,000	$10,000	$24,511
2013 Economic Performance Improvement Goals (in 000s) (2)	$0	$5,000	$10,000	$39,546
2014 Economic Performance Improvement Goals (in 000s) (2)	$0	$3,000	$ 6,000	$45,467
Weighted Payout				150%

(1)	The payout for performance between threshold and target payout levels and between target and maximum payout levels was calculated using straight line interpolation.

(2)	Economic Profit Improvement represents the year over year change in earnings before interest and taxes, as adjusted to include an estimate of the Company’s cost of capital. In order to compare similar performance year over year, Economic Profit is adjusted to exclude the impact of certain items, including: land-related adjustments; gains on land sales; and certain other unusual items.

Based on the South Florida division’s economic improvement during the 2012-2014 performance period, the division achieved a weighted payout percentage of 150%, resulting in a payout of $614,822 to Mr. Marshall under this program.

Equity Grants

In addition to the long-term incentive opportunities granted under the Company’s LTI Program, we make annual grants of time-based equity to named executive officers as a means of furthering the linkage between an executive’s long-term incentive compensation and shareholder value. We seek to provide a significant portion of total compensation to named executive officers in the form of equity compensation. We believe that equity awards:

•	support a pay-for-performance culture, as compensation is only recognized by executives to the extent that value is created for shareholders;

•	balance the overall compensation program by providing an appropriate mix of equity and cash compensation;

•	properly focus executives on long-term value creation for shareholders; and

•	encourage executive retention, particularly through fluctuating business cycles.

Our philosophy is to award equity grants to our named executive officers in amounts reflecting market data and the participant’s position, ability to influence our overall performance and individual performance based on a review of our named executive officers’ performance during the prior year against pre-determined objectives such as operational efficiency, employee engagement, and retention and development of key management talent. In addition, the Committee considers historical grant practices, the current value of each executive’s unvested equity holdings, market compensation levels, and executive ownership levels in determining grants for individual executives.

The Committee believes that the annual equity grants to the named executive officers should be determined after a review of the Company’s financial statements for a full year. As a result, all annual equity awards are expected to be granted on the date of the regular Board meeting to be held in February of the following year.

In determining the annual equity grants for 2014 performance, the Committee considered the following: (i) the Company’s historical year-over-year compensation practices, including historical grant levels; (ii) total compensation earned by the named executive officers; (iii) current equity ownership of each of the named executive officers; (iv) a peer group analysis conducted by Pearl Meyer of the compensation of executive officers holding comparable positions at the companies within the compensation peer group; and (v) PulteGroup’s objective to provide greater incentive based on long-term Company performance.

As set forth in the table below, in February 2015, the Committee granted the following awards in recognition of each named executive officer’s performance in 2014. The value of these awards is excluded from the 2014 Summary Compensation Table, which reflects the value of the equity awards granted in 2014 in recognition of the named executive officers’ performance in 2013.

	Time-Based Restricted Share Units(1)
Executive	#	Value(2)
Richard J. Dugas, Jr.	112,633	$2,550,011
Robert T. O’Shaughnessy	34,232	$775,012
Harmon D. Smith	33,128	$750,018
Ryan Marshall	27,607	$625,022
James R. Ellinghausen	30,919	$700,006

(1)	These equity awards were granted in 2015 and, accordingly, are excluded from the 2014 Summary Compensation Table.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

In addition, in connection with Messrs. Smith and Marshall’s mid-year promotions, the Committee granted 13,725 restricted share unit awards to each of Messrs. Smith and Marshall on May 7, 2014. The value of these awards was determined based on the Company’s historical compensation practices with respect to its executive vice presidents.

On December 5, 2011, the Committee granted Messrs. O’Shaughnessy, Smith, Marshall and Ellinghausen performance-based equity awards representing the right to receive the Company’s common shares upon satisfaction of certain performance-based milestones. During 2013, 50% of the shares subject to such awards vested based on our achievement of a quarterly adjusted gross margin goal of 20% during 2012 and a quarterly adjusted gross margin goal of 22% during 2013. The remaining portion of the December 2011 performance-based equity awards vests based on inventory turn performance through the end of the five-year performance period (December 5, 2016).

Executive Severance Policy

In 2013, the Committee adopted the PulteGroup, Inc. Executive Severance Policy which provides for severance benefits ranging from one times base salary to two times base salary, depending on the length of service with the Company and the executive’s position at the time of a qualifying termination of employment. Also, in 2013, the Committee adopted the PulteGroup Inc. Retirement Policy which establishes administrative guidelines for the treatment of outstanding equity and long-term incentive awards following an employee’s qualifying retirement. The Committee believes that these policies help us accomplish our compensation philosophy of attracting and retaining exemplary talent and reduces the need to negotiate individual severance arrangements with new and departing executives.

While these policies reduce the need to negotiate individual severance provisions, the Committee recognizes that under certain circumstances individual severance arrangements may be desirable or beneficial to the Company. Pursuant to the Company’s Executive Severance Policy, the Company is prohibited from entering into a severance agreement with a senior executive of the Company without shareholder approval if such agreement would provide for specified benefits exceeding 2.99 times the sum of (a) the senior executive’s annual base salary as in effect immediately prior to termination of employment and (b) the senior executive’s target annual bonus in the fiscal year in which the termination of employment occurs. Benefits excluded from this policy are (i) the value of any accelerated vesting of any outstanding equity-based award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (ii) a pro-rata portion of the value of any accelerated vesting of any outstanding long-term cash-based incentive award provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives, (iii) compensation and benefits for services rendered through the date of termination of employment, (iv) any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Company’s senior executives and (v) payments that are required by the Company’s bylaws regarding indemnification and/or a settlement of any claim made against the Company. The policy is available for viewing on our website at www.pultegroupinc.com.

Benefits

Named executive officers participate in employee benefit plans on the same terms as generally available to all employees. In addition, each of the named executive officers were eligible to participate in the Financial Counseling Reimbursement Plan. Messrs. Smith and Marshall were also eligible to participate in our Vehicle Reimbursement Program while they served as Area Presidents. In addition, in connection with the Company’s relocation of its corporate headquarters to Atlanta, Georgia, certain employees who also relocated to Atlanta received benefits pursuant to the Company’s existing relocation policy. Pursuant to this relocation policy, during 2014, each of our named executive officers received relocation benefits. These relocation benefits were deemed to be important in retaining our employees in connection with our corporate relocation and are subject to repayment if the named executive officer resigns or is terminated by the Company with cause within 12 months of his relocation.

The named executive officers, as well as other PulteGroup executives, may also participate in the Company’s Non-Qualified Deferral Program, under which they may elect to defer the receipt of their annual and/or long-term incentive cash awards. This plan is discussed further under the section “2014 Non-Qualified Deferred Compensation Table.” We do not have a defined benefit pension plan.

Clawback Policy

Effective January 1, 2010, the Committee approved a clawback policy with respect to the Annual Program, LTI Program, and equity grants. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award, or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct.

Prohibition against pledging and hedging of Company securities.

To further enhance the linkage between executives’ long-term incentive compensation and shareholder value, PulteGroup’s insider trading policy prohibits directors and executive officers from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to their PulteGroup security holdings. Additionally, under PulteGroup’s insider trading policy, directors and executive officers are prohibited from holding PulteGroup securities in a margin account or pledging PulteGroup securities as collateral for a loan, as such arrangements could result under some circumstances in a margin sale or foreclosure sale occurring at a time when the director or executive officer is aware of material nonpublic information or otherwise is not permitted to trade in PulteGroup securities. The policy is available for viewing on our website at www.pultegroupinc.com.

Share Ownership Guidelines

To align our executives’ interests with those of our shareholders and to assure that our executives own meaningful levels of PulteGroup common shares throughout their tenures with the Company, our executive officers are subject to share ownership guidelines adopted by the Committee. The share ownership guidelines require, within a five-year period from date of hire, promotion or determination that a position is subject to Section 16 of the Exchange Act, the Chief Executive Officer to own PulteGroup common shares equal in value to at least six times his base salary and each of the other named executive officers to own PulteGroup common shares equal to at least three times their respective base salary. Included in the definition of share ownership are restricted shares and restricted share units, any PulteGroup common shares owned outright (including the value of restricted shares that have vested at the higher of the current market price or the share price on the date of vesting), common shares in any PulteGroup benefit plan, and the intrinsic value of vested in-the-money stock options. Unvested and/or underwater stock options do not count towards meeting share ownership guidelines. As of March 12, 2015, all of the named executive officers have met or, within the applicable period, are expected to meet the share ownership guidelines.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1 million paid to any “covered employee” under Section 162(m), and provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee structures compensation to take advantage of the performance-based compensation exemption under Section 162(m) to the extent practicable. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable PulteGroup to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances. Due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does, in fact, do so.

2015 Compensation Decisions

At its February 2015 meeting, the Committee took the following actions with respect to 2015 compensation matters:

•

Base Salary. The Committee approved 2015 base salaries for the named executive officers, which did not change from the base salary levels set in 2014 other than for Mr. Marshall. For 2015, Mr. Marshall’s base salary was increased from $500,000 to $550,000.

•

Annual Program. The Committee approved the performance metrics, consisting of pre-tax income, adjusted gross margin, SG&A expenses as a percentage of gross margin and inventory turns, and the 2015 target award opportunities under the Annual Program. The 2015 Annual Program target opportunities did not change compared to the 2014 targets for the named executive officers other than for Mr. Marshall. For 2015, Mr. Marshall’s Annual Program target opportunity increased from $500,000 to $550,000.

•

Long-Term Incentive Awards. The Committee approved the grant of performance-based awards that will be settled in PulteGroup shares in accordance with the terms of the applicable award agreements and time-based restricted share unit awards for the Company’s 2015 LTI Program. The Committee also approved relative TSR performance as measured against the companies in our peer group as the performance metric under the 2015-2017 LTI Program. The award opportunities under the 2015-2017 LTI Program did not change compared to 2014 for the named executive officers other than Mr. Marshall. For the 2015-2017 LTI Program, Mr. Marshall’s target award opportunity increased from $500,000 to $625,000.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Patrick J. O’Leary, Chair

Bryce Blair

Cheryl W. Grisé

James J. Postl

2014 EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers who served in such capacities as of December 31, 2014 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard J. Dugas, Jr. Chairman, President & CEO	2014	$1,200,000	$—	$5,100,019	$—	$1,380,000	$43,022	$7,723,041
	2013	$1,200,000	$—	$4,500,011	$—	$8,200,000	$28,848	$13,928,860
	2012	$1,200,000	$—	$4,500,009	$—	$3,349,500	$9,495	$9,059,004

Robert T. O’Shaughnessy EVP & CFO	2014	$700,000	$—	$1,550,014	$—	$644,000	$1,385,677	$4,279,691
	2013	$700,000	$—	$1,550,015	$—	$2,800,000	$25,408	$5,075,423
	2012	$700,000	$—	$1,550,008	$—	$1,116,500	$336	$3,366,844

Harmon D. Smith EVP – Field Operations	2014	$625,000	$—	$1,500,006	$—	$588,477	$130,820	$2,844,303
	2013	$625,000	$—	$1,000,009	$—	$1,724,375	$14,861	$3,364,245
	2012	$601,923	$—	$600,005	$—	$953,800	$7,746	$2,163,474

Ryan R. Marshall EVP – Homebuilding Operations	2014	$482,308	$—	$1,000,004	$—	$1,071,372	$77,258	$2,630,942

James R. Ellinghausen EVP – HR	2014	$525,000	$—	$1,400,015	$—	$483,000	$99,876	$2,507,891
	2013	$525,000	$—	$1,400,001	$—	$2,100,000	$933,257	$4,958,258
	2012	$525,000	$—	$1,400,002	$—	$837,400	$3,827	$2,766,229

(1)	The amounts reported in this column for 2014 are awards granted pursuant to the Company’s Stock Incentive Plans and are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in note 8 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2014. The amounts included in the Stock Awards column for the stock-settled performance-based awards granted during 2014 are calculated based on the probable satisfaction of the performance conditions for such awards. Assuming the highest level of performance is achieved for these performance-based awards, the maximum value of these awards at the grant date would be as follows: Mr. Dugas—$5,100,000; Mr. O’Shaughnessy—$1,550,000; Mr. Ellinghausen—$1,400,000; Mr. Smith—$1,500,000; and Mr. Marshall—$1,000,000. This column also includes the value of restricted stock awards granted to Messrs. Dugas, O’Shaughnessy, Ellinghausen, Smith, and Marshall in February 2014 in recognition for services in 2013 and restricted share unit awards granted to Messrs. Smith and Marshall in May 2014 in connection with their mid-year promotions.

(2)	For 2014, the amounts reflect the actual payout received under the Annual Program by Messrs. Dugas, O’Shaughnessy, Ellinghausen and Smith. For Mr. Marshall, the amounts reported in this column represent $456,550 as a payment under the Annual Program based on 2014 performance and $614,822 as a payment under the 2012-2014 Field LTI Program. All of our other named executive officers vested in stock-settled performance awards under the 2012-2014 LTI Program.

(3)	The following table contains information regarding the compensation and benefits included in “All Other Compensation.”

Name	Perquisites & Other Personal Benefits (A)	Relocation Expenses (B)	TOTAL All Other Compensation
Richard J. Dugas, Jr.	$13,143	$29,879	$43,022
Robert T. O’Shaughnessy	$336	$1,385,341	$1,385,677
Harmon D. Smith	$6,418	$124,402	$130,820
Ryan Marshall	$8,587	$68,671	$77,258
James R. Ellinghausen	$252	$99,624	$99,876

(A)	Amounts in this column include the cost of financial planning services reimbursed to certain of the named executive officers, life insurance premiums for each of the named executive officers and amounts paid to Messrs. Smith and Marshall under the Company’s vehicle reimbursement program.

(B)	Amounts in this column include the incremental cost or valuation of relocation expenses for each of its named executive officers in connection with the Company’s relocation of its corporate headquarters to Atlanta, Georgia. Pursuant to the Company’s relocation policy, each named executive officer received assistance with relocation expenses, which included travel, shipping household goods, temporary housing, closing costs associated with the purchase of a new home in Georgia and, in the case of Mr. O’Shaughnessy, the costs associated with the sale of Mr. O’Shaughnessy’s home in Michigan (including a loss on sale) and purchase of his home in Georgia. This amount also includes tax reimbursements for such relocation costs as follows: Mr. Dugas—$4,422; Mr. O’Shaughnessy—$493,715; Mr. Smith—$28,470; Mr. Marshall—$16,900; and Mr. Ellinghausen—$16,093. The named executive officers’ relocation benefits are subject to repayment if the named executive officer resigns or is terminated by the Company with cause prior to the 12-month anniversary of his relocation. These relocation expenses represent the amount accrued for payment or paid to the service provider or the named executive officer, as applicable.

2014 Grants of Plan-Based Awards Table

The following table sets forth information concerning award opportunities under our LTI Program and grants under the 2013 Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2014, as well as estimated possible payouts under the Annual Program.

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)	(4)
Richard J. Dugas, Jr.		$187,500	$1,500,000	$3,000,000
	2/5/2014				$1,275,000	$2,550,000	$5,100,000		$2,550,000
	2/5/2014							131,039	$2,550,019
Robert T. O’Shaughnessy		$87,500	$700,000	$1,400,000
	2/5/2014				$387,500	$775,000	$1,550,000		$775,000
	2/5/2014							39,826	$775,014
Harmon D. Smith		$78,125	$625,000	$1,250,000
	2/5/2014				$250,000	$500,000	$1,000,000		$500,000
	2/5/2014							25,694	$500,005
	5/7/2014				$125,000	$250,000	$500,000		$250,000
	5/7/2014							13,725	$250,001
Ryan R. Marshall		$62,500	$500,000	$1,000,000
	2/5/2014				$125,000	$250,000	$500,000		$250,000
	2/5/2014							12,847	$250,003
	5/7/2014				$125,000	$250,000	$500,000		$250,000
	5/7/2014							13,725	$250,001
James R. Ellinghausen		$65,625	$525,000	$1,050,000
	2/5/2014				$350,000	$700,000	$1,400,000		$700,000
	2/5/2014							35,972	$700,015

(1)	Consists of award opportunities under the Annual Program. For each of our named executive officers, the performance goals under the Annual Program were pre-tax income (as adjusted), gross margins, SG&A expenses and inventory turns (see the “Annual Incentive Compensation” section of the Compensation Discussion and Analysis for further information regarding the Annual Program). For the named executive officers who held corporate-wide positions during all of fiscal year 2014, the annual incentive payout was based entirely on corporate performance. Due to their mid-year promotions to their current positions, the awards for Messrs. Smith and Marshall were based on both corporate-wide and Area performance to reflect the period during the year in which Messrs. Smith and Marshall held their Area President positions.

(2)	Represents the award opportunities under the LTI Program relating to the Company’s performance for the 2014-2016 performance period. Payment of the award depends on ROIC improvement and the Company’s TSR performance compared to the 2014 compensation peer group, each weighted equally and measured over the 2014-2016 performance period. The award will be settled in PulteGroup shares in accordance with the terms of the underlying award agreements. Please see “Compensation Discussion and Analysis” for further information regarding the award.

(3)	Consists of restricted share unit awards under the 2013 Stock Incentive Plan, which are scheduled to vest on the third anniversary of the grant date. During the restriction period, the named executive officers are entitled to receive dividends. These restricted share unit grants are subject to only time-based vesting and, accordingly, do not include a performance-based vesting requirement.

(4)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and, in the case of the stock-settled performance-based awards, are valued based upon the probable outcome of the applicable performance conditions. Assumptions used in the calculation of these amounts are included in note 8 to the Company’s audited financial statements included in our Annual Report for the fiscal year ended December 31, 2014.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

The Company generally executes an offer of employment prior to the time an executive joins the Company that describes the basic terms of the executive’s employment, including his or her start date and initial compensation levels. None of the named executive officers has an employment contract with the Company.

Equity Awards

Time-based restricted share unit grants generally cliff vest three years from the anniversary of the grant date. On February 5, 2014, the Committee granted each named executive officer a stock-settled performance-based award under the Company’s LTI Program. Actual settlement of the stock-settled performance-based award will be determined after the end of the three-year performance period based on the weighted average of ROIC improvement for each year during the performance period relative to 2013 and TSR performance relative to the Company’s 2014 compensation peer group. Under the award agreement, the 2014-2016 LTI Program will be settled in PulteGroup shares.

2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers at December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard J. Dugas, Jr.	123,750	41,250(1)		$7.765	2/10/2021	499,490(3)	$10,719,055	447,343(8)	$9,600,000
	330,000	—		$11.445	2/11/2020
	250,000	—		$12.355	8/18/2019
	112,102	—		$11.355	12/9/2018
	400,000	—		$34.235	12/7/2016
	400,000	—		$40.405	12/8/2015
Robert T. O’Shaughnessy	—	25,000(2)		$8.200	6/1/2021	166,738(4)	$3,578,198	50,686(9)	$1,087,722
								144,454(8)	$3,100,000
Harmon D. Smith	25,000	—		$34.235	12/7/2016	98,686(5)	$2,117,802	50,686(9)	$1,087,722
	20,000	—		$40.405	12/8/2015			116,496(8)	$2,500,000
Ryan R. Marshall	15,000	—		$12.335	8/18/2019	39,247(6)	$842,241	50,686(9)	$1,087,722
	13,500	—		$10.930	12/6/2017			46,598(8)	$1,000,000
	5,000	—		$34.235	12/7/2016
	4,000	—		$40.405	12/8/2015
James R. Ellinghausen	28,125	9,375(1)		$7.765	2/10/2021	150,601(7)	$3,231,898	50,686(9)	$1,087,722
	75,000	—		$11.445	2/11/2020			130,475(8)	$2,800,000
	150,000	—		$12.335	8/18/2019
	30,000	—		$11.355	12/9/2018
	75,000	—		$34.225	12/7/2016
	70,000	—		$40.405	12/8/2015
	40,000	—		$36.058	3/28/2015

(1)	These options were awarded on February 10, 2011 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(2)	These options were awarded on June 1, 2011 and vest over four years as follows: 50% vest on the second anniversary of the grant date; 25% vest on the third anniversary of the grant date and 25% vest on the fourth anniversary of the grant date.

(3)	This amount includes 254,382 restricted shares that vested on February 9, 2015, 114,069 restricted shares that are scheduled to vest on February 6, 2016 and 131,039 restricted share units that are scheduled to vest on February 5, 2017.

(4)	This amount includes 87,621 restricted shares that vested on February 9, 2015, 39,291 restricted shares that are scheduled to vest on February 6, 2016 and 39,826 restricted share units that are scheduled to vest on February 5, 2017.

(5)	This amount includes 33,918 restricted shares that vested on February 9, 2015, 25,349 restricted shares that are scheduled to vest on February 6, 2016, 25,694 restricted share units that are scheduled to vest on February 5, 2017 and 13,725 restricted share units that are scheduled to vest in May 7, 2017.

(6)	This amount includes 12,675 restricted share units that are scheduled to vest on February 6, 2016, 12,847 restricted share units that are scheduled to vest on February 5, 2017 and 13,725 restricted share units that are scheduled to vest in May 7, 2017.

(7)	This amount includes 79,141 restricted shares that vested on February 9, 2015, 35,488 restricted shares that are scheduled to vest on February 6, 2016 and 35,972 restricted share units that are scheduled to vest on February 5, 2017.

(8)	Represents stock-settled performance awards granted under the 2013-2015 and 2014-2016 LTI Programs that will vest on December 31, 2015 and December 31, 2016, respectively, following the completion of the three-year performance periods. The awards will be settled based on the Company’s ROIC improvement and TSR performance relative to a peer group over the three-year performance period. In accordance with SEC executive compensation disclosure rules, these awards are being reported based on achieving maximum performance goals with respect to both performance periods. For the 2013-2015 performance period, the named executive officers had outstanding stock-settled performance awards in the following amounts: Mr. Dugas—$4,500,000; Mr. O’Shaughnessy—$1,550,000; Mr. Smith—$1,000,000; and Mr. Ellinghausen—$1,400,000. For the 2014-2016 performance period, the named executive officers had outstanding stock-settled performance awards in the following amounts: Mr. Dugas—$5,100,000; Mr. O’Shaughnessy—$1,550,000; Mr. Smith—$1,500,000; Mr. Marshall—$1,000,000; and Mr. Ellinghausen—$1,400,000.

(9)	Represents performance-based equity awards granted in December 2011, with settlement of the award determined based upon achievement of certain performance goals relating to inventory turns. The performance period with respect to this award commenced on the December 5, 2011 grant date and ends on the earlier to occur of (i) the last day of the quarter in which the applicable performance measure is satisfied and (ii) the five-year anniversary of the grant date.

(10)	Reflects the value using the closing share price at the 2014 fiscal year end of $21.46.

2014 Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of stock awards for each of the named executive officers during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b)	(c)	(d)	(e)
Richard J. Dugas, Jr.	247,898	$5,157,132	140,000	$2,772,000(1)
Robert T. O’Shaughnessy	75,000	$1,623,817	69,513	$1,359,674(2)
Harmon D. Smith	65,000	$1,259,050	26,000	$514,800(1)
Ryan R. Marshall	—	$—	—	$—
James R. Ellinghausen	120,000	$2,543,550	75,000	$1,485,000(1)

(1)	Value realized reflects number of shares that vested multiplied by the closing price of $19.80 per share on February 10, 2014.

(2)	Value realized reflects number of shares that vested multiplied by the closing price of $19.56 per share on June 1, 2014.

2014 Non-Qualified Deferred Compensation Table

The following table provides information regarding the Company’s Non-Qualified Deferral Program.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Richard J. Dugas, Jr.	$—	$—	$30,823	$—	$854,359
Robert T. O’Shaughnessy	$—	$—	$—	$—	$—
Harmon D. Smith	$—	$—	$33,974	$32,823	$938,601
Ryan R. Marshall	$—	$—	$3,178	$—	$88,098
James R. Ellinghausen	$—	$—	$684	$200,449	$—

Non-Qualified Deferral Program

Pursuant to the Company’s Non-Qualified Deferral Program, certain executives, including each of our named executive officers, may defer awards earned under the Senior Management Annual Incentive Plan. Deferral elections are made by executives prior to the beginning of the performance period in which awards are earned. Executives may elect to defer from 5% to a maximum of 90% of their incentive pay, with a minimum deferral amount of $10,000. The executive selects a deferral period that may range from two to twenty years. Payout period elections are restricted to either a lump-sum or annual installments over a period of up to ten years. In the event of death, permanent disability or termination from employment, any remaining deferral period is overridden with the payouts to occur as either a lump-sum or in two or three annual installments. Unfunded deferral accounts are credited with interest on a monthly basis. The annual interest rate is determined each January 1 for a period of one calendar year and is equal to the applicable yield on the five-year U.S. Treasury Note as of the first business day of January, plus 2%. The interest crediting rate for 2014 was 3.743%.

Potential Payments Upon Termination or Change in Control

In 2013, the Committee approved the Executive Severance Policy, which provides for the payment of certain benefits to named executive officers and other eligible executives and key employees of the Company upon a qualifying termination of employment. Under the terms of the policy, a qualifying termination of employment is generally defined as a termination of employment other than due to cause, death, disability, resignation other than for constructive termination or as a result of a sale, spin-off, other divestiture, merger or other business combination where the executive obtains or is offered comparable employment with the resulting entity. In the event of a qualifying termination of employment, the Executive Severance Policy provides for the following severance benefits, subject to the executive’s timely execution of a release and restrictive covenant agreement:

•

Severance Pay. For named executive officers employed by the Company for five or more years as of the termination date, a severance payment equal to 1/12 of the executive’s base salary in effect as of the termination date, multiplied by 24. For named executive officers employed by the Company for less than five years as of the termination date, a severance payment equal to 1/12 of the executive’s base salary in effect as of the termination date, multiplied by 18. As of December 31, 2014, each of the named executive officers other than Mr. O’Shaughnessy was eligible to receive a multiple equal to 24, while Mr. O’Shaughnessy’s severance multiple was equal to 18.

•	Bonus. The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year.

•

Long-Term Incentive Plan Awards. The executive will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

•

Continued Benefits Coverage. Provided that the executive properly elects continued health care coverage under applicable law, a payment equal to the difference between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

In addition, during 2013, the Committee also adopted a Retirement Policy which clarifies the definition of retirement for purposes of determining the treatment of equity and long-term incentive awards following a qualifying retirement. Under the policy, a qualifying retirement will occur upon a separation from the Company (i) on or after attaining age 60 and completing five consecutive years of service or (ii) on or after attaining age 55 and completing ten consecutive years of service; in both cases, provided that the employee gives at least six months’ notice to the Company. In the event of a qualifying retirement, the Retirement Policy provides for outstanding equity and long-term incentive awards to be treated as follows, subject to the employee’s timely execution of a release and restrictive covenant agreement:

•

Time-Based Restricted Shares. For any outstanding time-based restricted share awards, fifty percent (50%) of the shares of common stock subject to the award that were not vested immediately prior to the employee’s qualifying retirement will vest upon such retirement date. The remaining shares of common stock will continue to vest in accordance with the original vesting schedule set forth in the underlying agreement.

•

Stock Options. Any outstanding stock options will be exercisable only to the extent that the options are exercisable as of such retirement date or become exercisable pursuant to the terms of the underlying agreement.

•

Long-Term Incentive Plan Awards. The employee will be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period, based on actual performance during the period.

As of December 31, 2014, none of the named executive officers were eligible for retirement benefits under the Retirement Policy.

Our 2004 Stock Incentive Plan, 2013 Stock Incentive Plan and LTI Programs under the 2008 Senior Management Incentive Plan and 2013 Senior Management Incentive Plan provide for the payment of awards following a change in control and certain terminations of employment. In general, our stock incentive plans and LTI Programs define a change in control as follows:

•

the acquisition by any individual, entity or group of the beneficial ownership of 40% or more of the then outstanding common shares of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors;

•	individuals who constitute the Board or future directors approved by the Board cease for any reason to constitute at least a majority of such Board;

•

subject to certain exceptions contained in the plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company; or

•	the consummation of a plan of complete liquidation or dissolution of the Company.

The tables below reflect the amount of compensation to be received by each of the named executive officers in the event of a change in control and certain terminations of each executive’s employment. The amounts shown assume that such change in control or termination was effective as of December 31, 2014, and thus includes amounts earned through such time and are estimates of the amounts which would be received by the executives upon a change in control or their termination. The calculations in the tables below are based on our closing stock price on December 31, 2014 of $21.46 per share. The actual amounts to be received by the executives can only be determined at the time of such change in control or separation from the Company.

Involuntary Termination without Cause or Termination for Good Reason(1)

	Cash Severance(3)	Annual Incentive(4)	Acceleration of Long-Term Incentive Awards(5)	Acceleration of Unvested “In the Money” Stock Options(5)	Acceleration of Outstanding Restricted Shares and Performance Shares(5)	Continued Benefits Coverage(6)	Total Benefits
Richard J. Dugas, Jr.	$2,400,000	$1,380,000	$3,913,799	$0	$10,719,055	$22,440	$18,435,294
Robert T. O’Shaughnessy	$1,050,000	$644,000	$1,311,224	$0	$3,578,198	$17,673	$6,601,095
Harmon D. Smith(2)	$1,250,000	$588,477	$935,380	$0	$2,117,802	$22,440	$4,914,099
Ryan R. Marshall	$1,000,000	$456,550	$512,161	$0	$842,241	$17,669	$2,828,621
James R. Ellinghausen	$1,050,000	$483,000	$1,184,331	$0	$3,231,898	$17,673	$5,966,902

Termination due to Death or Disability

	Acceleration of Long-Term Incentive Awards(5)	Acceleration of Unvested “In the Money” Stock Options(5)	Acceleration of Outstanding Restricted Shares and Performance Shares(5)	Total Accelerated Long- Term Awards
Richard J. Dugas, Jr.	$2,351,279	$564,919	$10,719,055	$13,635,253
Robert T. O’Shaughnessy	$775,473	$331,500	$3,578,198	$4,685,171
Harmon D. Smith	$583,562	$0	$2,117,802	$2,701,364
Ryan R. Marshall	$333,410	$0	$842,241	$1,175,651
James R. Ellinghausen	$700,427	$128,391	$3,231,898	$4,060,716

Change In Control

	Acceleration of Long-Term Incentive Awards(5)	Acceleration of Unvested “In the Money” Stock Options(5)	Acceleration of Outstanding Restricted Shares and Performance Shares(5)	Total Accelerated Long- Term Awards
Richard J. Dugas, Jr.	$7,231,560	$564,919	$10,719,055	$18,515,534
Robert T. O’Shaughnessy	$2,380,180	$331,500	$4,665,920	$7,377,600
Harmon D. Smith	$1,830,180	$0	$3,205,524	$5,035,704
Ryan R. Marshall	$1,035,600	$0	$1,929,963	$2,965,563
James R. Ellinghausen	$2,149,840	$128,391	$4,319,620	$6,597,851

(1)	Under the terms of the Executive Severance Policy, the named executive officers are eligible to receive cash severance, a prorated payout of the annual incentive award for the year of termination, a prorated payout of outstanding long-term incentive awards and a cash payment equal to health care continuation coverage in the event of a termination other than due to cause, death, disability resignation other than for constructive termination or as a result of a corporate transaction where the executive is offered comparable employment. In addition, pursuant to the terms of the award agreements, the named executive officers are eligible to receive additional equity vesting in the event of an involuntary termination without cause (as described in footnote 5 to this table).

(2)	Based on age and years of service, this executive is eligible to receive “rule of 70” treatment with respect to the continued vesting of his outstanding options.

(3)	Amounts reported in this column represent cash severance (base salary multiplied by the applicable severance multiple) under the Executive Severance Policy for a qualifying termination of employment under the Executive Severance Policy. Under the terms of the Executive Severance Policy, as of December 31, 2014, the severance multiple applicable to each of the named executive officers other than Mr. O’Shaughnessy was 2, while Mr. O’Shaughnessy’s severance multiple was 1.5).

(4)	The executive will receive a prorated bonus under the Annual Incentive Program for the year in which the termination occurs, calculated based on actual performance during the year. Because termination is assumed to occur as of the last day of the fiscal year, the amounts reported represent the full payout of the 2014 Annual Incentive Plan award. This amount is also reported as 2014 compensation in the 2014 Summary Compensation Table.

(5)	Amounts in these columns reflect the long-term incentive awards and equity-based awards to be received upon a termination or a change in control calculated in accordance with the 2004 Stock Incentive Plan, 2013 Stock Incentive Plan and long-term award agreements and Retirement Policy. In the case of stock grants, the equity value represents the value of the shares (determined by multiplying the closing price of $21.46 per share on December 31, 2014 by the number of unvested shares of restricted stock that would vest upon a change in control or following a qualifying termination of employment, death or disability). In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $21.46 per share on December 31, 2014 and (ii) the number of unvested option shares that would vest upon a change in control or following a qualifying termination of employment, death, or disability. The calculation with respect to unvested long-term incentive awards and equity-based awards reflects the following additional assumptions under the 2004 Stock Incentive Plan, 2013 Stock Incentive Plan and long-term award agreements:

Event	Unvested Stock Options	Unvested Restricted Stock (Other than December 2011 Performance Awards)	December 2011 Performance Awards	2013 – 2015 2014-2016 Long Term Awards

Voluntary Termination of Employment (Other than for Good Reason Following a Change in Control or Retirement)	Forfeit	Forfeit	Forfeit	Forfeit

Voluntary Termination of Employment Due to Constructive Termination Under Executive Severance Policy	Forfeit; unless age and the executive’s 12- months period of full time service exceeds 70 (“rule of 70”), in which case options continue to vest	Forfeit	Forfeit	Prorated, based on actual Company performance and service through termination date.

Involuntary Termination of Employment (Other than for Cause)	Forfeit; unless age and the executive’s 12- months period of full time service exceeds 70 (“rule of 70”), in which case options continue to vest	Forfeit, unless Committee
exercises discretion
pursuant to the
applicable stock incentive
plan to provide for
acceleration. For
purposes of quantifying
potential payments that
may be received upon a
termination of
employment, we have
assumed that the
Committee exercised
discretion to provide for
acceleration upon a
termination of
employment as of
		December 31, 2014.	Prorated, based on actual Company performance and service through termination date.	Prorated, based on actual Company performance and service through termination date.

Event	Unvested Stock Options	Unvested Restricted Stock (Other than December 2011 Performance Awards)	December 2011 Performance Awards	2013 – 2015 2014-2016 Long Term Awards

Retirement (with consent of Company and execution of a non-competition, non- solicitation and confidentiality agreement)	Forfeit; unless age and the executive’s 12- months period of full time service exceeds 70 (“rule of 70”), in which case options continue to vest	50% of the shares of
common stock subject
to the award that were
not vested immediately
prior to the employee’s
qualifying retirement
will vest upon such
retirement date and
remaining shares of
common stock will
continue to vest in
accordance with the
original vesting
schedule set forth in
the underlying award
		agreement.	Forfeit	Prorated, based on actual Company performance and service through termination date

Death or Termination due to Disability	Accelerate	Accelerate	Prorated, based on actual Company performance and service through termination date	Prorated, based on target performance and service through termination date

Change in Control	Accelerate	Accelerate	Full vesting with award settled upon the earlier to occur of (i) five year anniversary of the date of grant or (ii) termination of employment due to death, disability or by the Company without cause	If executive remains employed with the Company following the change in control, award will be settled at the greater of (i) target and (ii) actual performance

Termination of Employment by the Company without Cause or by the Executive for Good Reason following a Change in Control	See above for treatment upon qualifying termination – awards accelerated upon a change in control	See above for treatment upon qualifying termination – awards accelerated upon a change in control	Accelerated payout of award that vested in connection with a change in control upon a termination without cause	Target payout

(6)	Under the Executive Severance Policy, if the executive properly elects continued health care coverage under applicable law, the executive will receive a payment equal to the difference determined as of the date of termination between active employee premiums and continuation coverage premiums for up to 18 months of coverage.

Risk Management and Compensation

As noted in our Compensation Discussion and Analysis, a key objective of the Company’s compensation program is to appropriately incentivize our executives so that they may act in the best interests of the Company and its shareholders. The Compensation and Management Development Committee believes that its incentive compensation programs should encourage risk within parameters that are appropriate for the long-term health and sustainability of the Company’s business.

At its February 12, 2015 meeting, the Compensation and Management Development Committee, in consultation with Pearl Meyer, reviewed each compensation element, the group of employees eligible to receive each compensation element, the current performance measures and payout ranges, the potential risks posed by each compensation element as well as the processes used to mitigate any such risks. The Compensation and Management Development Committee determined that any risks associated with the Company’s executive and broad-based compensation plans were appropriately mitigated. For example, the maximum payouts under our executive and broad-based annual incentive plans are capped at or below 200% of target. In addition, the Company uses multiple performance metrics with respect to corporate performance under the Annual Program (e.g., consolidated pre-tax income, gross margins, SG&A expenses and inventory turns) and the 2013-2015 and 2014—2016 performance periods under the LTI Program (e.g., ROIC improvement and total shareholder return), each of which is subject to the scrutiny of our internal control system as well as the Company’s annual audit. The Compensation and Management Development Committee also believes that equity-based, long-term incentive awards which vest over a period of years aligns the interests of our executives and employees with those of our shareholders in support of the long-term health of the Company. Finally, the Compensation and Management Development Committee believes that its overall review of the competitiveness and reasonableness of the Company’s compensation programs against market data serves as another mechanism to evaluate the compensation program and to identify any risks.

Effective January 1, 2010, the Compensation and Management Development Committee adopted a clawback policy. Under the policy, in the event any named executive officer engages in “detrimental conduct” (as defined in the policy), the Committee may require that such named executive officer (i) reimburse the Company for all or any portion of any bonus, incentive payment, equity-based award or other compensation received by such named executive officer within the 36 months following such detrimental conduct and (ii) remit to the Company any profits realized from the sale of Company securities within the 36 months following such detrimental conduct. The purpose of this policy is to discourage inappropriate and excessive risks, as executives will be held accountable for conduct which is harmful to the Company.

Based on its review, the Compensation and Management Development Committee determined that the risks arising from the Company’s executive and broad-based compensation programs are not reasonably likely to have a material adverse effect on the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 with respect to our common shares that may be issued under our existing equity compensation plans:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)		Weighted-Average Exercise Price of Outstanding Options (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	8,952,681	(1)	$23.05	23,456,687
Equity compensation plans not approved by shareholders	—		—	—

Total	8,952,681	(1)	$23.05	23,456,687

Notes:

(1)	Does not include options to purchase 416,901 shares having a weighted average exercise price of $22.65, which were granted in substitution for options to purchase shares of Centex Corporation in connection with our 2009 acquisition of Centex.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our common shares, and immediate family members of these persons. We refer to transactions involving amounts in excess of $100,000 and in which the related party has a direct or indirect material interest as an “interested transaction.” Each interested transaction must be approved or ratified by the Nominating and Governance Committee of the Board of Directors in accordance with our written Related Party Transaction Policies and Procedures. The Nominating and Governance Committee will consider, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances as well as the extent of the related party’s interest in the transaction. There were no interested transactions during the year ended December 31, 2014.

Our Related Party Transaction Policies and Procedures provide that the Nominating and Governance Committee has determined that the following types of transactions are pre-approved or ratified, as applicable, by the Nominating and Governance Committee, even if such transactions involve amounts in excess of $100,000:

•

employment by the Company of an executive officer of the Company if: (i) the related compensation is required to be reported in our proxy statement or (ii) the compensation would have been reported in our proxy statement if the executive officer was a named executive officer and the executive officer is not an immediate family member of another executive officer or director of the Company;

•	compensation paid to a director if the compensation is required to be reported in our proxy statement;

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of the Company’s common shares and all holders of the Company’s common shares received the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

Our Related Party Transaction Policies and Procedures were adopted on February 1, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of four directors, all of whom meet the independence standards contained in the applicable NYSE and SEC rules, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects, subject to shareholder ratification, the Company’s independent public accountants.

PulteGroup management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent public accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as an independent audit of the Company’s internal control over financial reporting and issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

During the last year, the Audit Committee met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed with PulteGroup management and Ernst & Young LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, as well as by SEC regulations.

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP such firm’s independence.

The Audit Committee also considered whether the provision of other non-audit services by Ernst & Young LLP to the Company is compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that the independence of Ernst & Young LLP is not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Members of the Audit Committee

Brian P. Anderson, Chair

Thomas J. Folliard

André J. Hawaux

Debra J. Kelly-Ennis

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2014 and 2013, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2014	2013
Audit Fees (1)	$1,807,088	$1,907,729
Audit-Related Fees (2)	29,995	52,000
Tax Fees (3)	107,735	220,382
All Other Fees (4)	—	—

	$1,944,818	$2,180,111

Notes:

(1)	Audit services consisted principally of the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of the effectiveness of the Company’s internal controls over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and various statutory audit reports.

(2)	Audit-related services consisted principally of audits of employee benefit plans.

(3)	Tax services consisted principally of assistance with tax compliance, the preparation of tax returns and tax consultation, planning and implementation services.

(4)	The Company did not engage Ernst & Young LLP to perform any other services during the years ended December 31, 2014 and 2013.

Audit Committee Preapproval Policies

The Audit Committee has adopted strict guidelines and procedures on the use of Ernst & Young LLP to provide any services, including a requirement that the Audit Committee approve in advance any services to be provided by Ernst & Young LLP. The Audit Committee approves the annual audit services and fees at its meeting in May when it reviews the Ernst & Young LLP audit plan for the current year. In 2014 and 2013, the Audit Committee preapproved the use of Ernst & Young LLP for certain routine accounting and tax consultation matters, provided that the fees for any individual consultation are not expected to exceed $25,000. Prior to the commencement of any other audit-related, tax or other service, the Audit Committee reviews each individual arrangement, including the nature of the services to be provided and the estimate of the fees to be incurred, prior to engaging Ernst & Young LLP to perform the service. All engagements are approved at regularly scheduled meetings of the Audit Committee.

ADDITIONAL PROPOSALS REQUIRING YOUR VOTE

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as PulteGroup’s independent registered public accounting firm for 2015, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of Ernst & Young LLP. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2014 and 2013 are disclosed elsewhere in this Proxy Statement.

Ernst & Young LLP served as our independent registered public accounting firm during 2014 and has served as our independent public accountants for many years. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions, and to make a statement if they wish to do so.

The Board of Directors and the Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as PulteGroup’s independent registered public accounting firm for 2015.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote to approve executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

The Company asks that you indicate your approval of the compensation paid to our named executive officers as described on pages 23 through 55 of this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation and Management Development Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

At the 2014 annual meeting, the Company’s say-on-pay proposal was approved, on an advisory basis, by more than 97% of the votes cast. At the 2011 annual meeting, shareholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of shareholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, our Board of Directors decided, as previously disclosed, that the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote on executive compensation should be held.

As described in the Compensation Discussion and Analysis, our overall compensation philosophy applicable to named executive officers is to provide a compensation program that is intended to attract and retain qualified executives for PulteGroup through fluctuating business cycles, provide them with incentives to achieve our strategic, operational, and financial goals, increase shareholder value, and reward long-term financial success.

Key principles of our executive compensation philosophy include:

•	providing total compensation levels that are competitive with our direct competitors within the homebuilding industry, as well as companies of similar size and complexity in related industries;

•	fostering a pay for performance environment by delivering a significant portion of total compensation through performance-based, variable pay;

•	aligning the long-term interests of our executives with those of our shareholders;

•	requiring our executives to own significant levels of PulteGroup shares;

•

balancing cash compensation with equity compensation to ensure that each executive has a significant personal financial stake in PulteGroup’s share price performance (in general, we seek to provide a significant portion of total compensation to named executive officers in the form of equity-based compensation); and

•	balancing short-term compensation with long-term compensation to further focus our senior executives on the achievement of both operational and financial goals and longer-term strategic objectives.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).

The Board of Directors recommends that shareholders vote “FOR” the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL FOUR

The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651, which has represented to us that it beneficially owns approximately 4,623 of our shares, has submitted the following proposal.

PERFORMANCE-BASED OPTIONS PROPOSAL

Resolved: That the shareholders of PulteGroup, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all too often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

In each of the Company’s last eight annual meetings of shareholders, shareholders rejected similar proposals requiring PulteGroup to adopt a policy requiring that a significant portion of future option grants to senior executives be performance-based. While the Board strongly believes that performance-based compensation is an essential component of executive compensation, after thoughtful consideration, the Board has concluded that the proposal would limit the ability of the Compensation and Management Development Committee to grant awards that are designed to align the short-term and long-term interests of employees with those of shareholders and that are competitive with our direct competitors in the homebuilding industry, as well as other companies of similar size and complexity, and the Board therefore opposes the proposal.

Consistent with its commitment to pay-for-performance, when deemed appropriate by the Compensation and Management Development Committee, awards with performance-based vesting provisions may be granted. For example, in 2012, 2013 and 2014, the Compensation and Management Development Committee granted long-term incentive awards in the form of stock-settled performance-based awards and time-based restricted shares/restricted share units in lieu of a long-term incentive mix of stock options, time-based restricted shares and long-term cash incentive awards previously granted under the Company’s long-term incentive program. As described in the Compensation Discussion and Analysis section above and consistent with the structure of the 2014 long-term incentive program, the Compensation and Management Development Committee has determined that a significant portion of the 2015 long-term incentive awards will be structured as stock-settled performance-based awards.

The Compensation and Management Committee has not granted fixed-price options in its executive compensation program in the last three years and currently does not intend to grant such options in its 2015 executive compensation program. Although the Compensation and Management Development Committee believes that fixed-price options can provide an objective performance metric that is directly aligned with the interests of shareholders, it does not anticipate granting options in the foreseeable future in its executive compensation program because it believes other long-term incentive vehicles are currently more appropriate.

The Compensation and Management Development Committee has used a variety of long-term incentive vehicles and may continue to do so in the future, as permitted under the Company’s shareholder-approved equity incentive plan. These incentive vehicles support particular business strategies, retention initiatives and recruiting activities, taking into account circumstances as they exist from time to time, including changing economic and industry conditions, accounting requirements and tax laws, together with evolving corporate governance trends. The Board of Directors believes that the discretion of the Compensation and Management Development Committee in determining which types or combinations of long-term incentive vehicles are the most appropriate and effective for a given situation should not be constrained by a policy mandating that a significant portion of option grants be performance-based rather than fixed-price.

Executive compensation practices are influenced by a wide range of factors, including changes in strategic goals, regulatory developments and the competitive compensation practices of other companies. The Board of Directors believes that the Compensation and Management Development Committee, which is comprised solely of directors who are “independent” as defined by the NYSE listing standards, is the governing body best suited to formulate executive compensation principles and practices that balance these factors and reflect the interests of our shareholders, while preserving the Committee’s ability to respond quickly to changes that may otherwise limit the Company’s ability to attract, motivate and retain key talent.

The Board of Directors recommends that shareholders vote “AGAINST” this proposal.

Sustainability Disclosure

Shareholders represented by Zevin Asset Management, LLC (“Zevin”) submitted a proposal for the 2015 annual meeting requesting that the Board issue a sustainability report describing the Company’s environmental, social and governance performance and goals, including greenhouse gas reduction goals. Following a dialogue with Zevin describing the Company’s active steps toward sustainability disclosure, the Company agreed to work toward even greater sustainability disclosure, including publication of annual sustainability reports, and Zevin withdrew its proposal.

OTHER MATTERS

Multiple Shareholders Sharing the Same Address

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Shareholders who hold their shares through a broker may receive notice from their broker regarding the householding of proxy materials. As indicated in the notice that will be provided by these brokers, a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once a shareholder has received notice that the broker will be householding, householding will continue until the shareholder is notified otherwise or until the shareholder revokes its consent. If you would prefer to receive separate copies of the proxy materials, please contact your bank, broker or other intermediary. If you currently share an address with another shareholder but are nonetheless receiving separate copies of the proxy materials, you may request delivery of a single copy in the future by contacting your bank, broker or other intermediary. Upon written request to our corporate secretary at PulteGroup, Inc., 3350 Peachtree Road Northeast, Suite 150, Atlanta, Georgia, 30326, we will provide separate copies of the proxy materials.

Proxy solicitation cost

PulteGroup pays the cost of soliciting proxies. Additionally, we hired D.F. King & Co., Inc. to assist in the distribution of proxy materials. The fee is expected not to exceed $14,000, plus reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

Shareholder proposals due for the 2016 annual meeting

To be included in our proxy statement for next year’s annual meeting, shareholder proposals must be in writing and received by PulteGroup by November 26, 2015. Shareholder proposals must be sent to Steven M. Cook, our Senior Vice President, General Counsel and Secretary, by certified mail, return receipt requested, or by recognized overnight courier, at the following address:

Steven M. Cook

Senior Vice President, General Counsel and Secretary

PulteGroup, Inc.

3350 Peachtree Road NE, Suite 150

Atlanta, Georgia 30326

Shareholder proposals that are intended to be presented at our 2016 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, must be made in writing and sent to Mr. Cook by certified mail, return receipt requested, or recognized overnight courier at the mailing address specified for him above, and must be received by PulteGroup by February 9, 2016. Our form of proxy will confer discretionary authority to vote on proposals not received by that date, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

Communicating with the Board

You may communicate directly with the Board of Directors, the non-management directors as a group or any individual director or directors by writing to our Secretary at the mailing address specified for him above. You should indicate on the outside of the envelope the intended recipient (i.e., full Board of Directors, non-management directors as a group or any individual director or directors) of your communication. Each communication intended for the Board of Directors or any of PulteGroup’s non-management directors and received by our Secretary will be promptly forwarded to the specified party.

PulteGroup, Inc. 3350 Peachtree Road NE Suite 150 Atlanta, GA 30326

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 5, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 5, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees		☐	☐	☐
01 Brian P. Anderson 02 Bryce Blair 03 Richard J. Dugas, Jr. 04 Thomas J. Folliard 05 Cheryl W. Grisé
06 André J. Hawaux 07 Debra J. Kelly-Ennis 08 Patrick J. O’Leary 09 James J. Postl
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.							☐	☐	☐
3.	An advisory vote to approve executive compensation.							☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4.								For	Against	Abstain
4.	A shareholder proposal regarding the use of performance-based options, if properly presented at the meeting.							☐	☐	☐

NOTE: The shares represented by this proxy card will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR Proposals 1, 2 and 3, and AGAINST Proposal 4. If any other matter is properly brought before the meeting and any adjournments thereof, the persons named in this proxy will vote in their discretion.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

2015 ANNUAL MEETING ADMISSION TICKET

2015 Annual Meeting of

PulteGroup, Inc. Shareholders

May 6, 2015

Upon arrival, please present this admission ticket

And photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

PulteGroup, Inc.
2015 Annual Meeting of Shareholders
May 6, 2015 at 4:00 p.m. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby revokes any proxy or proxies previously given and appoints Richard J. Dugas, Jr. and Steven M. Cook, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the common shares of PulteGroup, Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 6, 2015, at the Grand Hyatt Atlanta, 3300 Peachtree Road NE, Atlanta, GA 30305, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

The shares represented by this proxy card will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR Proposals 1, 2 and 3, and AGAINST Proposal 4. If any other matter is properly brought before the meeting and any adjournments thereof, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side